Exhibit 10.2

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

by and among

LASALLE BUSINESS CREDIT, LLC, as Agent

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME

A PARTY HERETO, as Lenders

PNC BANK, NATIONAL ASSOCIATION, as Documentation Agent

THE CIT GROUP/BUSINESS CREDIT, INC., as Syndication Agent

and

PERRY JUDD’S INCORPORATED, as Borrower

DATED AS OF AUGUST 10, 2004

TABLE OF CONTENTS

1.	DEFINITIONS.

2.	LOANS.
(a)	Revolving Loans.
(b)	Term Loan.
(c)	Repayments.
(d)	Notes.

3.	LETTERS OF CREDIT.

(a)	General Terms.
(b)	Requests for Letters of Credit.
(c)	Obligations Absolute.
(d)	Expiration Dates of Letters of Credit.
(e)	Participation.

4.	INTEREST, FEES AND CHARGES.

(a)	Interest Rate.
(b)	Other LIBOR Provisions.
(c)	Fees And Charges.
(d)	Maximum Interest.

5.	COLLATERAL.

(a)	Grant of Security Interest to Agent.
(b)	Other Security.
(c)	Possessory Collateral.
(d)	Electronic Chattel Paper.

6.	PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

7.	POSSESSION OF COLLATERAL AND RELATED MATTERS.

8.	COLLECTIONS.

9.	COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

(a)	Monthly Reports.
(b)	Financial Statements.
(c)	Annual Projections.

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(d)	Public Reporting.
(e)	Other Information.

10.	TERMINATION; AUTOMATIC RENEWAL.

11.	REPRESENTATIONS AND WARRANTIES.

(a)	Financial Statements and Other Information.
(b)	Locations.
(c)	Loans by Borrower.
(d)	Accounts and Inventory.
(e)	Liens.
(f)	Organization, Authority and No Conflict.
(g)	Litigation.
(h)	Compliance with Laws and Maintenance of Permits.
(i)	Affiliate Transactions.
(j)	Names and Trade Names.
(k)	Equipment.
(1)	Enforceability.
(m)	Solvency.
(n)	Indebtedness.
(o)	Margin Security and Use of Proceeds.
(p)	Parent, Subsidiaries and Affiliates.
(q)	No Defaults.
(r)	Employee Matters.
(s)	Intellectual Property.
(t)	Environmental Matters.
(u)	ERISA Matters.

12.	AFFIRMATIVE COVENANTS.

(a)	Maintenance of Records.
(b)	Notices.
(c)	Compliance with Laws and Maintenance of Permits.
(d)	Inspection and Audits.
(e)	Insurance.
(f)	Collateral.
(g)	Use of Proceeds.
(h)	Taxes.
(i)	Intellectual Property.
(j)	Checking Accounts and Cash Management Services.

13.	NEGATIVE COVENANTS.

(a)	Guaranties.
(b)	Indebtedness.
(c)	Liens.

(d)	Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.
(e)	Dividends and Distributions.
(f)	Investments; Loans.
(g)	Fundamental Changes, Line of Business.
(h)	Equipment.
(i)	Affiliate Transactions.
(j)	Settling of Accounts.

14.	FINANCIAL COVENANTS.

(a)	Fixed Charge Coverage.
(b)	Leverage Ratio Coverage.

15.	DEFAULT.

(a)	Payment.
(b)	Breach of this Agreement and the Other Agreements.
(c)	Breaches of Other Obligations.
(d)	Breach of Representations and Warranties.
(e)	Loss of Collateral.
(f)	Levy, Seizure or Attachment.
(g)	Bankruptcy or Similar Proceedings.
(h)	Appointment of Receiver.
(i)	Judgment.
(j)	Dissolution of Obligor.
(k)	Default or Revocation of Guaranty.
(l)	Criminal Proceedings.
(m)	Change of Control.
(n)	Material Adverse Change.
(o)	Indenture Event of Default.

16.	REMEDIES UPON AN EVENT OF DEFAULT.

17.	CONDITIONS PRECEDENT.

18.	SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.

19.	AGENT.

(a)	Appointment of Agent.
(b)	Nature of Duties of Agent.
(c)	Lack of Reliance on Agent.
(d)	Certain Rights of Agent.
(e)	Reliance by Agent.
(f)	Indemnification of Agent.

(g)	Agent in its Individual Capacity.
(h)	Holders of Notes.
(i)	Successor Agent.
(j)	Collateral Matters.
(k)	Actions with Respect to Defaults.
(l)	Delivery of Information.
(m)	Demand.
(n)	Notice of Default.

20.	ASSIGNABILITY.

21.	AMENDMENTS, ETC.

22.	NONLIABILITY OF AGENT AND LENDERS.

23.	INDEMNIFICATION.

24.	NOTICE.

25.	CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

26.	HEADINGS OF SUBDIVISIONS.

27.	POWER OF ATTORNEY.

28.	CONFIDENTIALITY.

29.	COUNTERPARTS.

30.	ELECTRONIC SUBMISSIONS.

31.	EFFECT OF AMENDMENT AND RESTATEMENT.

32.	OTHER WAIVERS.

33.	DESIGNATED SENIOR INDEBTEDNESS.

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AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this 10th day of August, 2004 by and among LASALLE BUSINESS CREDIT, LLC, a Delaware limited liability company (in its individual capacity, “LaSalle”), as agent (in such capacity as agent, “Agent”) for itself and all other lenders from time to time a party hereto (“Lenders”), 135 South LaSalle Street, Chicago, Illinois 60603-4105, PNC BANK, NATIONAL ASSOCIATION (in its individual capacity, “PNC Bank”) as documentation agent (“Documentation Agent”) and as a Lender, One South Wacker, Suite 2980, Chicago, Illinois 60606, THE CIT GROUP/BUSINESS CREDIT, INC. (in its individual capacity, “CIT”) as syndication agent (“Syndication Agent”) and as a Lender, Ten South LaSalle Street, Chicago, Illinois 60603, all other Lenders and Perry Judd’s Incorporated, a Delaware corporation, having its principal place of business at 575 West Madison Street, Waterloo, Wisconsin 53594 (“Borrower”).

WITNESSETH:

WHEREAS, Borrower and LaSalle are parties to a certain Loan and Security Agreement, dated August 19, 2002 as it may be amended (the “Original Agreement”) and various other agreements;

WHEREAS, Borrower has requested that LaSalle amend the terms and conditions of the Original Agreement in several respects, including, without limitation, the addition of other lenders with LaSalle acting as agent and Agent and Lenders are willing to do so subject to the terms and conditions set forth in this Agreement;

WHEREAS, it is the intention of the parties to this Agreement that upon execution of this Agreement, the Original Agreement (and, except as otherwise set forth in the following proviso, all obligations and rights of any party thereunder), shall be amended and restated by this Agreement; provided, however, the obligations to repay the loans and advances arising under the Original Agreement shall continue in full force and effect and the liens and security interests securing payment thereof shall be continuing but shall now be governed by the terms of this Agreement and the Other Agreements;

WHEREAS, Borrower may, from time to time, continue to request Loans from Agent and Lenders, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Agent and Lenders, shall be made;

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrower by Agent and/or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

1.  DEFINITIONS.

“Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds” and “Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be in effect from time to time.

“Affiliate” shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, Borrower, (ii) which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of Borrower, or (iii) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by Borrower.

“Applicable Margin” shall mean the margin set forth below with respect to Prime Rate Revolving Loans, Prime Rate Term Loans, LIBOR Rate Revolving Loans, LIBOR Rate Term Loans and Unused Line Fee as in effect from time to time as applicable; provided that until April 30, 2005, the Applicable Margin shall be set at Level II and provided further that, thereafter the Applicable Margin shall be adjusted five (5) Business Days after receipt of Borrower’s quarterly financial statements for each year commencing with the fiscal quarter ending March 31, 2005 based on Borrower’s Leverage Ratio for the twelve month period ending on such date as shown on such financial statements, as set forth on the following chart:

Level	Leverage Ratio	Applicable Margin LIBOR Rate Revolving Loans	Applicable Margin Prime Rate Revolving Loans	Applicable Margin Unused Line Fee	Applicable Margin LIBOR Rate Term Loans	Applicable Margin Prime Rate Term Loans
I	> 2.75x	250 bps	25 bps	50.0 bps	275 bps	50 bps
II	> 2.25x and < 2.75x	225 bps	0 bps	37.5 bps	250 bps	25 bps
III	> 1 .75x and < 2.25x	200 bps	0 bps	37.5 bps	225 bps	0 bps
IV	< 1.75x	175 bps	0 bps	37.5 bps	200 bps	0 bps

“Assignment and Acceptance” shall have the meaning in Section 20 hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or (i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate

Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Chicago, Illinois are required or permitted to close.

“Capital Expenditures” shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Holdings and its Subsidiaries during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Holdings and its Subsidiaries.

“Collateral” shall mean all of the property of Borrower described in Section 5 hereof, together with all other real or personal property of any Obligor or any other Person, including, without limitation, Holdings, now or hereafter pledged to Agent, for the benefit of Agent and Lenders, to secure, either directly or indirectly, repayment of any of the Liabilities.

“Defaulting Lender” shall have the meaning set forth in subsection 2(a) hereof.

“EBITDA” shall mean, with respect to any period, Holdings and its Subsidiaries net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period plus restructuring charges incurred prior to June 30, 2004 in connection with the closing of the 161 North Jackson Street, Waterloo, Wisconsin location.

“Eligible Account” shall mean an Account owing to Borrower which is acceptable to Agent in its Permitted Discretion for lending purposes (provided that Agent shall give Borrower prior written notice of any eligibility criteria established by Agent and not set forth herein). Without limiting Agent’s discretion, Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

(i)                                     it is genuine and in all respects what it purports to be;

(ii)                                  it is owned by Borrower, Borrower has the right to subject it to a security interest in favor of Agent or assign it to Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii)                               it arises from (A) the performance of services by Borrower in the ordinary course of Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by Borrower in the ordinary course of Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) Borrower has possession of, or Borrower has delivered to Agent (at Agent’s request) shipping and delivery receipts evidencing delivery of such Goods;

(iv)                              it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within ninety (90) days after the date of the invoice and does not remain unpaid ninety (90) days past the invoice date thereof; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

(v)                                 it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

(vi)                              it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(vii)                           the Account Debtor thereunder is not a director, officer, employee or agent of Borrower, or a Subsidiary, Parent or Affiliate;

(viii)                        it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(ix)                                it is not an Account with respect to which the Account Debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower at its election; or (z) Borrower has proven, to Agent’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(x)                                   the Account Debtor is located within the United States of America, Canada or is located within a foreign country other than Canada and, in such case, the Account is payable in U.S. Dollars and with respect to Account Debtors who are residents or citizens of and are located within a foreign country other than Canada, the Account is supported by a letter of credit which is in form and substance satisfactory to Agent, issued by a financial institution acceptable to Lender and assigned to Agent in a manner acceptable to Agent;

(xi)                                other than Accounts owing from the Boy Scouts of America, it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right (other than return rights for defective Goods or repairs available in the ordinary course of business), as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xii)                             it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of Borrower contained in this Agreement;

(xiii)                          except with respect to The McGraw Hill Companies, Inc., it is not an Account which, when added to a particular Account Debtor’s other indebtedness to Borrower, exceeds 10% of all Accounts of Borrower (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be Eligible Accounts to the extent of such credit limit); and

(xiv)                         it is not an Account with respect to which the prospect of payment by the Account Debtor is or will be impaired, as determined by Agent in its Permitted Discretion.

“Eligible Inventory” shall mean Inventory of Borrower consisting solely of raw materials and work in process which is acceptable to Agent in its Permitted Discretion for lending purposes (provided that Agent shall give Borrower written notice of any eligibility criteria established by Agent and not set forth herein). Without limiting Agent’s discretion, Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

(i)                                     it is owned by Borrower, Borrower has the right to subject it to a security interest in favor of Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii)                                  it is located on one of the premises listed on Exhibit A (or other locations of which Agent has been advised in writing pursuant to subsection 12(b)(i) hereof), and is not in transit;

(iii)                               if held for sale or lease or furnishing under contracts of service, it is (except as Agent may otherwise consent in writing) new and unused and free from defects which would, in Agent’s sole determination, affect its market value;

(iv)                              it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Agent has given its prior written approval and

Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Agent, in form and substance acceptable to Agent, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Agent shall require;

(v)                                 Agent has determined in its Permitted Discretion, in accordance with Agent’s customary business practices, that it is not unacceptable due to age, type, category or quantity; and

(vi)                              it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of Borrower contained in this Agreement.

“Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower’s business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“Event of Default” shall have the meaning specified in Section 15 hereof.

“Excess Availability” shall mean, as of any date of determination by Agent, the lesser of (i) the Maximum Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations and (ii) the Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date.

“Fiscal Year” shall mean each twelve (12) month accounting period of Borrower, which ends on December 31st of each year.

“Fixed Charges” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis for any period, the sum, without duplication, of scheduled payments of principal during the applicable period with respect to all indebtedness of Holdings and its Subsidiaries for borrowed money, plus scheduled payments of principal during the applicable period with respect to all capitalized lease obligations of Holdings and its Subsidiaries, plus scheduled payments of interest during the applicable period with respect to all indebtedness of Holdings and its Subsidiaries for borrowed money including capital lease obligations, plus unfinanced Capital Expenditures of Holdings and its Subsidiaries during the applicable period.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

“Holdings” shall mean Perry Judd’s Holdings, Inc., a Delaware corporation.

“Indemnified Party” shall have the meaning specified in Section 18 hereof.

“Indenture” shall mean the Indenture dated December 16, 1997 among Perry Judd’s Holdings, Inc., a Delaware Corporation, each of the Subsidiary Guarantors named therein and U.S. Trust Company of California, N.A. , as Trustee, as in effect as of the date hereof.

“Interest Period” shall have the meaning specified in subsection 4(a)(ii) hereof.

“LaSalle Bank” shall mean LaSalle Bank National Association, Chicago, Illinois.

“Letter of Credit” shall mean any Letter of Credit issued on behalf of Borrower in accordance with this Agreement.

“Letter of Credit Obligations” shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

“Leverage Ratio” shall mean the ratio of Holdings and its Subsidiaries’ indebtedness for borrowed money (including, without limitation, Letters of Credit) to EBITDA, provided that, indebtedness for borrowed money shall not include the issuance of preferred stock.

“Liabilities” shall mean any and all obligations, liabilities and indebtedness of Borrower to Agent, each Lender and to LaSalle Bank and its affiliates of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under this Agreement and the Other Agreements.

“LIBOR Rate” shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum equal to (a) the offered rate for deposits in United States dollars for a period equal to such Interest Period as displayed in the Bloomberg Financial Markets system (or such other authoritative source as selected by Agent in its sole discretion) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period divided by (b) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by Agent by the Board of Governors of the Federal Reserve System. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

“LIBOR Rate Loans” shall mean the Loans bearing interest with reference to the LIBOR Rate.

“LIBOR Rate Revolving Loans” shall mean LIBOR Rate Loans that are Revolving Loans.

“LIBOR Rate Term Loans” shall mean LIBOR Rate Loans that are Term Loans.

“Loans” shall mean all loans and advances made by Agent and/or Lenders to or on behalf of Borrower hereunder.

“Lock Box” and ‘Lock Box Account” shall have the meanings specified in subsection 8(a) hereof.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, liabilities, operations or condition, financial or otherwise, of a Person.

“Maximum Loan Limit” shall mean Sixty-Six Million and No/100 Dollars ($66,000,000.00).

“Maximum Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

“Obligor” shall mean Borrower and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

“Original Term” shall have the meaning specified in Section 10 hereof.

“Other Agreements” shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Agent and/or any Lender in connection with the transactions contemplated hereby or to LaSalle Bank and its affiliates in connection with any accounts, agreements or services between Borrower and LaSalle Bank and its affiliates, as each of the same may be amended, modified or supplemented from time to time.

“Parent” shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of Borrower and, if Borrower is a partnership, the general partner of Borrower.

“PBGC” shall have the meaning specified in subsection 12(b)(v) hereof.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Liens” shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which Borrower has maintained adequate reserves; (ii) liens or security interests in favor of Agent; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrower’s ability to use such real property for its intended purpose in connection with Borrower’s business; (iv) liens in connection with purchase money indebtedness, operating leases and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized or operating leases; (v) liens set forth on Schedule 1 hereto; (vi) liens specifically permitted by Agent in writing and securing amounts less than $250,000.00; (vii) involuntary liens securing amounts less than $500,000.00 or involuntary liens which are released or for which a bond acceptable to Agent in its Permitted Discretion has been posted within ten (10) days of its creation, or which are covered by insurance to the reasonable satisfaction of Agent; (viii) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety, appeal or stay bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (ix) liens for taxes not yet due or for taxes which are being contested in good faith and by appropriate proceedings and for which reserves are being maintained on Borrower’s financial statements in such amount as is required under generally accepted accounting principles and a reserve is maintained by Agent against the amount which Borrower is permitted to borrow hereunder in an amount of money which, in the sole judgment of Agent is sufficient to pay such taxes and any interest or penalties that may accrue thereon, and if Borrower fails to prosecute such contest, Agent may advance and pay such taxes, interest and penalties and any amounts so advanced shall constitute Loans hereunder; (x) liens on assets of Borrower which are not part of the Collateral provided that the granting of such liens shall not constitute a Default under and as defined in the Indenture; (xi) bankers’ liens or rights of recoupment or offset arising in connection with investments permitted under subsection 13(f); and (xii) extensions and renewals of any of the foregoing so long as the aggregate amount of extended and renewed liens are not increased and are on terms and conditions no more restricted than the terms and conditions of the liens extended and renewed.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Plan” shall have the meaning specified in subsection 12(b)(v) hereof.

“Pre-Settlement Determination Date” shall have the meaning specified in Section 18 hereof.

“Prime Rate” shall mean LaSalle Bank’s publicly announced prime rate (which is not intended to be LaSalle Bank’s lowest or most favorable rate in effect at any time) in effect from time to time.

“Prime Rate Loans” shall mean the Loans bearing interest with reference to the Prime Rate.

“Prime Rate Revolving Loans” shall mean Prime Rate Loans that are Revolving Loans.

“Prime Rate Term Loans” shall mean Prime Rate Loans that are Term Loans.

“Pro Rata Share” shall mean at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), the numerator of which shall be the sum of the Revolving Loan Commitment, Term Loan Commitment, of such Lender at such time and the denominator of which shall be the Maximum Loan Limit at such time.

“Renewal Term” shall have the meaning specified in Section 10 hereof.

“Requisite Lenders” shall mean, at any time, Lenders having Pro Rata Shares aggregating at least sixty-six and two-thirds percent (66-2/3rds%) at such time.

“Revolving Loan Commitment” shall mean, with respect to any Lender, the maximum amount of Revolving Loans which such Lender has agreed to make to Borrower, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or an Assignment and Acceptance Agreement executed by such Lender.

“Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

“Revolving Loans” shall have the meaning specified in subsection 2(a) hereof.

“Settlement Date” shall have the meaning specified in Section 18 hereof.

“Subsidiary” shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower or any partnership of which Borrower is a general partner.

“Tax” shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Agent or any Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Agent or any Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Agent or any Lender.

“Term Loan” shall have the meaning specified in subsection 2(b) hereof.

“Term Loan Commitment” shall mean, with respect to any Lender, the maximum amount of the Term Loan which such Lender has agreed to make, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or on any Assignment and Acceptance Agreement executed by such Lender.

2.  LOANS.

(a)                                  Revolving Loans.

Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, each Lender, severally and not jointly, agrees to make its Pro Rata Share of revolving loans and advances (the “Revolving Loans”) requested by Borrower up to such Lender’s Revolving Loan Commitment so long as after giving effect to such Revolving Loans, the sum of the aggregate unpaid principal balance of the Revolving Loans and the Letter of Credit Obligations does not exceed an amount up to the sum of the following sublimits (the “Revolving Loan Limit”):

(i)                                     Up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrower’s business) of Borrower’s Eligible Accounts; plus

(ii)                                  Up to sixty percent (60%) of the lower of cost or market value of Borrower’s Eligible Inventory (consisting solely of raw material paper) or Fifteen Million and No/100 Dollars ($15,000,000.00), whichever is less; plus

(iii)                               Up to sixty percent (60%) of the lower of cost or market value of Borrower’s Eligible Inventory (consisting solely of work in process) or Five Million and No/100 Dollars ($5,000,000.00) until June 30, 2005, (which amount shall increase by Five Hundred Thousand and No/100 Dollars ($500,000.00) on such date and on the same day of each year thereafter), whichever is less; plus

(iv)                              Up to sixty percent (60%) of the lower of cost or market value of Borrower’s Eligible Inventory (consisting solely of raw materials other than raw material paper) or Six Hundred Thousand and No/100 Dollars ($600,000.00), whichever is less; minus

(v)                                 such reserves as Agent elects, in its Permitted Discretion, to establish from time to time;

provided, that (x) the sum of the advances with respect to clauses (ii), (iii) and (iv) above shall at no time exceed Fifteen Million and No/100 Dollars ($15,000,000.00) and (y) the Revolving Loan Limit shall in no event exceed Forty Million and No/100 Dollars ($40,000,000.00) (the “Maximum Revolving Loan Limit”) except as such amount may be increased or decreased, upon the occurrence and during the continuance of an Event of Default, by all Lenders, in each Lender’s Permitted Discretion.

The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of the (i) Revolving Loan Limit minus the Letter of Credit Obligations and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations. If at any time the outstanding Revolving Loans exceeds either the Revolving Loan Limit or the Maximum Revolving Loan Limit, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit, Borrower shall immediately, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such excess and Agent shall apply such payment to the Revolving Loans to eliminate such excess; provided that Agent may, in its sole discretion, permit such excess (the “Interim Advance”) to remain outstanding and continue to advance Revolving Loans to Borrower on behalf of Lenders without the consent of any Lender for a period of up to twenty-one (21) calendar days, so long as (i) the amount of the Interim Advances does not exceed at any time Two Million and No/100 Dollars ($2,000,000.00), (ii) the aggregate outstanding principal balance of the Revolving Loans does not exceed the Maximum Revolving Loan Limit, and (iii) Agent has not been notified by Requisite Lenders to cease making such Revolving Loans, provided that such twenty-one (21) day calendar period shall occur no more than twice in any twelve (12) month period. If the Interim Advance is not repaid in full within twenty-one (21) days of the initial occurrence of the Interim Advance, no future advances may be made to Borrower without the consent of all Lenders until the Interim Advance is repaid in full.

Neither Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans hereunder, and the failure of any Lender to make its Pro Rata Share of any Revolving Loan hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of any Revolving Loans hereunder.

If Borrower makes a request for a Revolving Loan as provided herein Agent, at its option and in its sole discretion, shall do either of the following:

(i)                                     advance the amount of the proposed Revolving Loan to Borrower disproportionately (a “Disproportionate Advance”) out of Agent’s own funds on behalf of Lenders, which advance shall be on the same day as Borrower’s request therefor with respect to Prime Rate Loans if Borrower notifies Agent of such request by 2:30 P.M. (Chicago time) on such day, and request settlement in accordance with Section 18 hereof such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share; or

(ii)                                  Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day Agent is notified or deemed notified by Borrower of Borrower’s request for an advance pursuant to this Section 2(a). Each Lender shall remit, to the demand deposit account designated by Borrower (i) with respect to Prime Rate Loans, at or prior to 3:00 P.M., Chicago time, on the date of notification, if such notification is made before 1:00 P.M., Chicago time, or 2:00 P.M., Chicago time, on the Business Day immediately succeeding the date of such notification, if such notification is made after 1:00 P.M., Chicago time, and (ii) with respect to LIBOR Rate Loans, at or prior to 2:00 P.M., Chicago time, on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance.

If and to the extent that a Lender does not settle with Agent as required under this Agreement (a “Defaulting Lender”) Borrower and Defaulting Lender severally agree to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent (x) in the case of a Defaulting Lender at the rate published by the Federal Reserve Bank of New York on the next succeeding Business Day as the “Federal Funds Rate” or if no such rate is published for any Business Day, at the average rate quoted for such day for such transactions from three (3) federal funds brokers of recognized standing selected by Agent, and (y) in the case of Borrower, at the interest rate applicable at such time for such Loans; provided, that Borrower’s obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement.

Borrower hereby authorizes Agent, in its sole discretion, to charge any of Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements.

A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: Borrower shall give Agent same day notice, no later than 2:30 P.M. (Chicago time) for such day, of its request for a Revolving Loan as a Prime Rate Loan, and at least two (2) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. In the event that Borrower maintains a controlled disbursement account at LaSalle Bank, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan as a Prime Rate Loan. As an accommodation to Borrower, Agent may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrower. Unless Borrower specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrower, Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Agent’s honoring, in good faith, of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrower and Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Loan requested by Borrower, or deemed to be requested by Borrower, as follows: the proceeds of each Revolving Loan requested under Section 2(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by Borrower and Agent from time to time, or elsewhere if pursuant to a written direction from Borrower.

(b)                                 Term Loan.

Subject to the terms and conditions of this Agreement and the Other Agreements, on the date that the conditions to the initial Loans are satisfied, each Lender severally and not jointly agrees to make a term loan to Borrower in an amount equal to its Pro Rata Share of Twenty-Six Million and No/100 Dollars ($26,000,000.00) against

Borrower’s Equipment (the “Term Loan”), but in any event not in excess of its Term Loan Commitment. Amounts repaid with respect to the Term Loan may not be reborrowed.

(c)                                  Repayments.

The Liabilities shall be repaid as follows:

(i)                                     Repayment of Revolving Loans. The Revolving Loans and all other Liabilities (other than the Term Loan) shall be repaid on the last day of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof.

(ii)                                  Repayment of Term Loan. The Term Loan shall be repaid in eighty-four (84) equal monthly installments payable on the day that is 30 days from the date of such advance and on the corresponding day of each month thereafter (or if there is no corresponding day, on the last day of the month); provided that any remaining outstanding principal balance of the Term Loan shall be repaid at the end of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

(iii)                               Mandatory Prepayments of the Term Loan.

(A)                              Sales of Assets. Upon receipt of the proceeds of the sale or other disposition of any Equipment or real property of Borrower which is subject to a mortgage in favor of Agent, or if any of the Equipment or real property subject to such mortgage is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof, shall be paid by Borrower to Agent, for the benefit of Agent and Lenders, as a mandatory prepayment of the Term Loan, such payment to be applied against the remaining installments of principal in the inverse order of their maturities until repaid in full, and then against the other Liabilities, as determined by Agent, in its sole discretion. In addition to the foregoing, Borrower may retain proceeds from the disposition of Equipment located at 161 North Jackson, Waterloo, Wisconsin as of the date hereof.

(d)                                 Notes.

The Loans shall, in Agent’s and Lenders’ sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to each Lender. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Agent and each Lender.

3.  LETTERS OF CREDIT.

(a)                                  General Terms.

Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term or any Renewal Term, Agent shall, absent the existence of an Event of Default, from time to time issue, cause to be issued and co-sign for or otherwise guarantee, upon Borrower’s request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Five Million and No/100 Dollars ($5,000,000.00). Payments made by the issuer of a Letter of Credit to any Person on account of any Letter of Credit shall be immediately payable by Borrower without notice, presentment or demand and Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit shall constitute a request by Borrower for a Loan to reimburse such issuer. In the event such Loan is not advanced by Agent or Lenders for any reason, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Agent or Lenders) shall become part of the Liabilities hereunder and shall bear interest at the rate then applicable to Revolving Loans constituting Prime Rate Loans until repaid. Borrower shall remit to Agent, for the benefit of Lenders, a Letter of Credit fee equal to one and one-half percent (1-1/2%) per annum on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on the last Business Day of each month. Borrower shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

(b)                                 Requests for Letters of Credit.

Borrower shall make requests for Letters of Credit in writing at least two (2) Business Days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit. If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

(c)                                  Obligations Absolute.

Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Agent and/or Lenders if Agent and/or Lenders have reimbursed such issuer on Borrower’s behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which Borrower or any other Person may have against any beneficiary of any Letter of Credit or Agent, any Lender or the issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of

Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, Agent, any Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of Borrower’s obligations hereunder unless, arising from the gross negligence or willful misconduct of the issuer of such Letter of Credit, Agent or any Lender. It is understood and agreed by Borrower that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

(d)                                 Expiration Dates of Letters of Credit.

The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term.

(e)                                  Participation.

Immediately upon the issuance of a Letter of Credit in accordance with this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender’s Pro Rata Share (including, without limitation, all obligations of Borrower with respect thereto), provided, that Agent and Lenders shall not be liable to reimburse the issuer of the Letter of Credit in the event that the issuer honors a draw upon a Letter of Credit in error due to issuer’s gross negligence or willful misconduct. Borrower hereby indemnifies Agent and each Lender against any and all liability and expense it may incur in connection with any Letter of Credit unless, arising from the gross negligence or willful misconduct of the issuer of such Letter of Credit, Agent or any Lender and agrees to reimburse Agent and each Lender for any payment made by Agent or any Lender to the issuer.

4.  INTEREST, FEES AND CHARGES.

(a)                                  Interest Rate.

Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

(i)                                     With respect to Prime Rate Loans, the Applicable Margin in excess of the Prime Rate in effect from time to time, which shall be payable on the last

Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

(ii)                                  With respect to LIBOR Rate Loans, the Applicable Margin in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period.  “Interest Period” shall mean any continuous period of, (1) one, two (2), three (3) or six (6) months, as selected from time to time by Borrower by irrevocable notice (in writing, by telecopy, telex, electronic mail or cable) given to Agent not less than two (2) Business Days prior to the first day of each respective Interest Period; provided that: (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the end of the Original Term or any Renewal Term; and (C) if for any reason Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans. Interest shall be payable on the last Business Day of each month in arrears and on the last Business Day of such Interest Period.

(iii)                               Upon the occurrence of an Event of Default and during the continuance thereof, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year.

(b)                                 Other LIBOR Provisions.

(i)                                     Subject to the provisions of this Agreement, Borrower shall have the option (A) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Prime Rate Loans; and (D) at any time, to request new Loans as Prime Rate Loans; provided, that Loans may not be continued as or converted to LIBOR Rate Loans if the continuation or conversion thereof would violate the provisions of subsections 4(b)(ii) or 4(b)(iii) of this Agreement or if an Event of Default has occurred.

(ii)                                  Agent’s determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error. Furthermore, if Agent or any Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Agent or such Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by Borrower to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in subsection 4(a)(ii) of this Agreement shall not represent the effective pricing to such Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Agent shall promptly notify Borrower and (1) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

(iii)                               If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Agent or any Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Agent or such Lender, make it unlawful for Agent or such Lender to make or maintain LIBOR Rate Loans, then Agent shall promptly notify Borrower and (A) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

(iv)                              If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by Borrower in its request (other than as a result of a default by Agent or a Lender), Borrower agrees to indemnify Agent and each Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Agent or such Lender to fund or maintain such LIBOR Rate Loan) cost or expense incurred by Agent or such Lender as a result of such prepayment.

(v)                                 If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Agent or any Lender; (B) subject Agent or any Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Agent or any Lender of principal or interest due from Borrower to Agent or such Lender hereunder (other than a change in the taxation of the overall net income of Agent or such Lender); or (C) impose on Agent or any Lender any other condition regarding the LIBOR Rate Loans or Agent’s or any Lender’s funding thereof, and Agent or any Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Agent or such Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Agent or such Lender hereunder, then Borrower shall pay to such party, on demand, such additional amounts as such party shall, from time to time, determine are sufficient to compensate and indemnify such party from such increased cost or reduced amount.

(vi)                              Each of Agent and each Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes. If (A) Agent or any Lender shall be subject to any Tax in respect of any LIBOR Rate Loans or any part thereof or, (B) Borrower shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Agent or such Lender to reflect all additional costs incurred by Agent or such Lender in connection with the payment by Agent or such Lender or the withholding by Borrower of such Tax and Borrower shall provide Agent or such Lender with a statement detailing the amount of any such Tax actually paid by Borrower. Determination by Agent or any Lender of the amount of such costs shall be conclusive, absent manifest error. If, after any such adjustment, any part of any Tax paid by Agent or any Lender is subsequently recovered by Agent or such Lender, such party shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of Agent or any Lender setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error.

(vii)                           Each request for LIBOR Rate Loans shall be in an amount not less than One Million and No/100 Dollars ($1,000,000.00), and in integral multiples of, One Hundred Thousand and No/100 Dollars ($100,000.00).

(viii)                        Unless otherwise specified by Borrower, all Loans shall be Prime Rate Loans.

(ix)                                No more than six (6) Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

(c)                                  Fees And Charges.

(i)                                     Unused Line Fee: Borrower shall pay to Agent, for the benefit of Lenders, an unused line fee equal to the product of (A) the Unused Line Fee Applicable Margin (B) the difference between the Maximum Revolving Loan Limit and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by Lenders and payable monthly in arrears on the first Business Day of each month. Said fee shall be calculated on the basis of a 360 day year.

(ii)                                  Agent Fee: Borrower shall pay to Agent, for its own Account, the fees described in that certain Fee Letter of even date herewith between Agent and Borrower.

(iii)                               Costs and Expenses: Borrower shall reimburse Agent for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by Agent in connection with the (i) documentation and consummation of this transaction and any other transactions among Borrower, Agent and Lenders, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Liabilities; and (iv) administration and enforcement of any of Agent’s and/or any Lender’s rights under this Agreement or any Other Agreement. Borrower shall also pay all normal service charges with respect to all deposit accounts maintained by Borrower with any Lender and LaSalle Bank and any additional services requested by Borrower from any Lender and LaSalle Bank. All such costs, expenses and charges shall, if owed to LaSalle Bank, be reimbursed by Agent and Lenders absent the existence of an Event of Default and in such event, or in the event not reimbursed by Agent and Lenders or in the event such costs and expenses are owed to Agent or a Lender, shall constitute Liabilities hereunder, shall be payable by Borrower to LaSalle on demand, and until paid, shall bear interest at the highest rate then applicable to Loans hereunder. In addition, following the occurrence of an Event of Default, Borrower shall reimburse each Lender for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees, incurred by such Lender in connection with the (i) collection, protection or enforcement of any rights in or to the Collateral; (ii) collection of any Liabilities; and (iii) administration and enforcement of any of Lenders’ rights under this Agreement.

(iv)                              Capital Adequacy Charge. If Agent or any Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Agent or such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration such party’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Agent to Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, Borrower shall pay to such party such additional amount or amounts (“Capital Adequacy Charge”) as will compensate such party for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Agent or such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Agent or such Lender, and the method by which such amount was determined. In determining such amount, the applicable party may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

(d)                                 Maximum Interest.

It is the intent of the parties that the rate of interest and other charges to Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Agent or any Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

5.  COLLATERAL.

(a)                                  Grant of Security Interest to Agent.

As security for the payment of all Loans now or in the future made by Agent and Lenders to Borrower hereunder and for the payment or other satisfaction of all other Liabilities, Borrower hereby assigns to Agent, for the benefit of Agent and Lenders, and grants to Agent, for the benefit of Agent and Lenders, a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment (other than Equipment set forth on Schedule 5(a) hereto), vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit C hereto (i) any other property of Borrower now or hereafter in the possession, custody or control of Agent or any Lender or any agent or any parent, affiliate or subsidiary of Agent or any Lender or any participant with any Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrower’s books and records relating to any of the foregoing and to Borrower’s business.

(b)                                 Other Security.

Agent, in its Permitted Discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral, provided, that Agent may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default. All sums paid by Agent in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Agent shall constitute Liabilities, payable by Borrower to Agent on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(c)                                  Possessory Collateral.

Immediately upon Borrower’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, Borrower shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Agent (in form and substance acceptable to Agent). If an endorsement or assignment of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as Borrower’s attorney and agent-in-fact, to endorse or assign the same on Borrower’s behalf.

(d)                                 Electronic Chattel Paper.

To the extent that Borrower obtains or maintains any Electronic Chattel Paper, Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

6.  PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

Borrower shall, at Agent’s request, at any time and from time to time, authorize, authenticate, execute and deliver to Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Agent) and do such other acts and things or cause third parties to do such other acts and things as Agent may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Agent (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Agent’s security interest in the Collateral, provided, however, Agent shall not exercise its rights under this Section 6 unless Borrower fails to execute such financing statements, documents, instruments and other agreements in a timely manner following Agent’s request. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. Borrower further ratifies and confirms the prior filing by Agent of any and all financing statements which identify the Borrower as debtor, Agent as secured party and any or all Collateral as collateral.

7.  POSSESSION OF COLLATERAL AND RELATED MATTERS.

Until otherwise notified by Agent following the occurrence of an Event of Default, Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrower’s business, to (a) sell, lease or furnish under contracts of service any of Borrower’s Inventory normally held by Borrower for any such purpose; (b) use and consume any raw materials, work in process or other materials normally held by Borrower for such purpose; and (c) dispose of obsolete or unuseful Equipment; including, without limitation, Equipment that was located at 161 North Jackson, Waterloo, Wisconsin provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower.

8.  COLLECTIONS.

(a)                                  Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lock Box”) designated by, and under the exclusive control of, Agent, at a financial institution acceptable to Agent. Borrower shall establish an account (the “Lock Box Account”) in Agent’s name with a financial institution acceptable to Agent, into which all payments received in the Lock Box shall be deposited, and into which Borrower will immediately deposit all payments received by Borrower on Accounts in the identical form in which such payments were received, whether by cash or check. If Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. The financial institution with which the Lock Box Account is established shall acknowledge and agree, in a manner satisfactory to Agent, that the amounts on deposit in such Lock Box and Lock Box Account are the sole and exclusive property of Agent, that such financial institution will follow the instructions of Agent with respect to disposition of funds in the Lock Box and Lock Box Account without further consent from Borrower, that such financial institution has no right to setoff against the Lock Box or Lock Box Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Lock Box Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Agent in a manner satisfactory to Agent, funds deposited in the Lock Box Account on a daily basis as such funds are collected. Borrower agrees that all payments made to such Lock Box Account or otherwise received by Agent, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be applied on account of the Liabilities in accordance with the terms of this Agreement;

provided, that so long as no Event of Default has occurred and is continuing, payments received by Agent shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Agent, until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence of an Event of Default; provided further, that so long as no Event of Default has occurred, the immediately available funds in such cash collateral account may be disbursed, at Borrower’s discretion, to Borrower so long as after giving effect to such disbursement, Borrower’s availability under subsection 2(a) hereof at such time, equals or exceeds the outstanding Revolving Loans at such time. Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining the Lock Box and Lock Box Account. All of such fees, costs and expenses if not paid by Borrower, may be paid by Agent and in such event all amounts paid by Agent shall constitute Liabilities hereunder, shall be payable to Agent by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by Borrower to Agent, and, if that endorsement of any such item shall not be made for any reason, Agent is hereby irrevocably authorized to endorse the same on Borrower’s behalf. For the purpose of this section, Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as Borrower’s true and lawful attorney and agent-in-fact (i) to endorse Borrower’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or, upon the occurrence and during the continuance of an Event of Default, any postal box into which any of Borrower’s mail is deposited, and open and process all mail addressed to Borrower and deposited therein.

(b)                                 Agent may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrower’s Accounts or other amounts owed to Borrower by suit or otherwise; (ii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower or other amount owed to Borrower upon such terms, for such amount and at such time or times as Agent deems advisable; (v) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to Borrower; and (vi) do all other acts and things which are necessary, in Agent’s Permitted Discretion, to fulfill Borrower’s obligations under this Agreement and the Other Agreements and to allow Agent to collect the Accounts or other amounts owed to Borrower. In addition to any other provision hereof, Agent may at any time, after the occurrence and during the continuance of an Event of Default, at Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Agent of any amounts due or to become due thereunder.

(c)                                 For purposes of calculating interest and fees, Agent shall, within one (1) Business Day after receipt by Agent at its office in Chicago, Illinois of (i) checks and (ii) cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral, apply the whole or any part of such collections or Proceeds against the Liabilities as follows: (i) first to all costs and expenses of Agent and Lenders reimbursable under this Agreement and the Other Agreements, (ii) then to accrued fees and interest due and payable to Agent and Lenders hereunder and under the Other Agreements and (iii) then to principal of the Loans in such order as Agent shall determine in its Permitted Discretion. For purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral shall be applied in whole or in part against the Liabilities, as follows: (i) first to all costs and expenses of Agent and Lenders reimbursable under this Agreement and the Other Agreements, (ii) then to accrued fees and interest due and payable hereunder and under the Other Agreements, (iii) then to principal of the Loans, on the day of receipt, subject to actual collection and (iv) then to LaSalle Bank and its Affiliates for all amounts due under this Agreement and the Other Agreements. For purposes of clause (iii) of the order of payment set forth above, the parties hereto agree that Proceeds of Collateral consisting of fixed assets shall be applied first against the principal amount of the Term Loan and then to the principal amount of Revolving Loans, and that Proceeds of all other Collateral shall be applied first against the principal amount of Revolving Loans and then to the principal amount of the Term Loan.

(d)                                 On a monthly basis, Agent shall deliver to Borrower an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrower (absent manifest error) unless Borrower notifies Agent in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrower and any such notice shall only constitute an objection to the items specifically identified.

9.  COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

(a)                                  Monthly Reports.

(i) Borrower shall deliver to Agent, in addition to any other reports, as soon as practicable and in any event: within ten (10) days after the end of each month, (A) a detailed trial balance of Borrower’s Accounts aged per invoice date, in form and substance reasonably satisfactory to Agent including, without limitation, the names and upon the occurrence and during the continuance of and Event of Default, addresses of all Account Debtors of Borrower, and (B) notwithstanding the foregoing, and only upon the request of Agent, a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Agent may require in its Permitted Discretion), including a listing of any held checks; (ii) within ten (10) days after the end of each month, the general ledger inventory account balance, a perpetual inventory report and Agent’s standard form of Inventory report then in effect or the form most recently requested from Borrower by Agent, for Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory and (iii) Borrower shall deliver to Agent an executed borrowing base certificate in Agent’s then current form on or prior to the tenth (10th) Business Day of each month, which shall be accompanied by copies (but only if specially requested by Agent) of Borrower’s sale journal, cash receipts journal and credit memo journal for the relevant period. Such report shall reflect the activity of Borrower with respect to Accounts for the immediately preceding month, and shall be in a form and with such specificity as is satisfactory to Agent and shall contain such additional information concerning Accounts as may be requested by Agent including, without limitation, but only if specifically requested by Agent, copies of all invoices prepared in connection with such Accounts.

(b)                                 Financial Statements.

Borrower shall deliver to Agent and each Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement: (i) no later than thirty (30) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower, certified by the Chief Financial Officer of Borrower; (ii) no later than forty-five (45) days after the end of each of the first three quarters of Borrower’s Fiscal Year, copies of internally prepared financial statements including, without limitation, balance sheets, statements of income, retained earnings, cash flows and reconciliation of surplus, certified by the Chief Financial Officer of Borrower and (iii) no later than ninety (90) days after the end of each of Borrower’s Fiscal Years, audited annual financial statements with an unqualified opinion by independent certified public accountants selected by Borrower and reasonably satisfactory to Agent, which financial statements shall be accompanied by (A) a letter from such accountants acknowledging that they are aware that a primary intent of Borrower in obtaining such financial statements is to influence Agent and Lenders and that Agent and Lenders are relying upon such financial statements in connection with the exercise of their rights hereunder, provided, that Borrower shall only be required to use its reasonable efforts exercised in good faith to obtain such letter; and (B) copies of any management letters sent to the Borrower by such accountants.

(c)                                  Annual Projections.

As soon as practicable and in any event prior to the beginning of each Fiscal Year, Borrower shall deliver to Agent and each Lender projected balance sheets, statements of income and cash flow for Borrower, for such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Agent.

(d)                                 Public Reporting.

Promptly upon the filing thereof, Borrower shall deliver to Agent and each Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Agent and each Lender copies of any reports and proxy statements delivered to Borrower or Holdings’ note holders.

(e)                                  Other Information.

Promptly following request therefor by Agent, such other business or financial data, reports, appraisals and projections as Agent may reasonably request.

10.  TERMINATION; AUTOMATIC RENEWAL.

THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL AUGUST 15, 2009 (THE “ORIGINAL TERM”) AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A “RENEWAL TERM”) UNLESS (A) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; OR (B) BORROWER OR ANY LENDER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING THE OTHER PARTIES HERETO WRITTEN NOTICE OF SUCH ELECTION AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM. UPON TERMINATION OF THIS AGREEMENT, BORROWER SHALL PAY ALL OF THE LIABILITIES IN FULL. If one or more of the events specified in clauses (A) and (B) occurs or this Agreement otherwise expires, then (i) Agent and Lenders shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, if Borrower is obtaining new financing from another lender, Borrower shall deliver such lender’s indemnification of Agent and Lenders, in form and substance satisfactory to Agent, for checks which Agent has credited to Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to Borrower’s account.

11.  REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Agent and each Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true in all material respects at the time of Borrower’s execution hereof and the closing of the transactions described herein or related hereto and shall be remade by Borrower at the time each Loan is made pursuant to this Agreement, provided, that representations and warranties made as of a particular date shall be true and correct in all material respects only as of such date.

(a)                                  Financial Statements and Other Information.

The financial statements and other information delivered or to be delivered by Borrower to Agent or any Lender at or prior to the date of this Agreement fairly present in all material respects the financial condition of Borrower, and there has been no adverse change in the financial condition, the operations or any other status of Borrower since the date of the financial statements delivered to Agent most recently prior to the date of this Agreement. All written information now or heretofore furnished by Borrower to Agent or any Lender is true and correct as of the date with respect to which such information was furnished.

(b)                                 Locations.

The office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower’s principal place of business and all of Borrower’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Exhibit A and at other locations within the continental United States of which Agent has been advised by Borrower in accordance with subsection 12(b)(i). The Collateral, including, without limitation, the Equipment (except any part thereof which Borrower shall have advised Agent in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A, and at other locations within the continental United States of which Agent has been advised by Borrower in writing in accordance with subsection 12(b)(i) hereof.

(c)                                  Loans by Borrower.

Borrower has not made any loans or advances to any Affiliate or other Person except for advances authorized hereunder to employees, officers and directors of Borrower for travel and other expenses arising in the ordinary course of Borrower’s business and loans permitted pursuant to subsection 13(f) hereof.

(d)                                 Accounts and Inventory.

Each Account or item of Inventory which Borrower shall, expressly or by implication, request Agent to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of “Eligible Account” and “Eligible Inventory” as set forth herein and as otherwise established by Agent from time to time.

(e)                                  Liens.

Borrower is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

(f)                                    Organization, Authority and No Conflict.

Borrower is a corporation duly organized, validly existing and in good standing in the State of Delaware, its state organizational identification number is 2465768 and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or, if Borrower is not so qualified, Borrower may cure any such failure without losing any of its rights, incurring any liens or material penalties, or otherwise affecting Lender’s rights. Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder. Borrower’s execution, delivery and performance of this Agreement and the Other Agreements does not conflict with the provisions of the organizational documents of Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, including, without limitation, the Indenture, except for conflicts with agreements, contracts or other documents which would not have a Material Adverse Effect on Borrower, and Borrower’s execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrower’s property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected. Holdings’ execution, delivery and performance of the Continuing Unconditional Guaranty does not conflict with the Indenture nor will it cause an “Event of Default”, as defined therein.

(g)                                 Litigation.

There are no actions or proceedings which are pending or, to the best of Borrower’s knowledge, threatened against Borrower which is, in the determination of Lender, reasonably likely to have a Material Adverse Effect on Borrower, and Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Agent. Borrower has no Commercial Tort Claims pending other than those set forth on Exhibit C hereto as Exhibit C may be amended from time to time.

(h)                                 Compliance with Laws and Maintenance of Permits.

Borrower has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on Borrower. Borrower is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect on Borrower.

(i)                                     Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, Borrower is not conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates, the terms of which are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j)                                     Names and Trade Names.

Borrower’s name has always been as set forth on the first page of this Agreement and Borrower uses no trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto.

(k)                                  Equipment.

Except for Permitted Liens, Borrower has good and indefeasible and merchantable title to and ownership of all Equipment. No Equipment is a Fixture to real estate unless such real estate is owned by Borrower and is subject to a mortgage in favor of Agent, or if such real estate is leased, is subject to a landlord’s agreement in favor of Agent on terms acceptable to Agent, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Agent.

(l)                                     Enforceability.

This Agreement and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(m)                               Solvency.

Borrower is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

(n)                                 Indebtedness.

Except as set forth on Schedule 11(n) hereto, and as permitted under subsection 13(b) hereof, Borrower is not obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans.

(o)                                 Margin Security and Use of Proceeds.

Borrower does not own any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

(p)                                 Parent, Subsidiaries and Affiliates.

Except as set forth on Schedule 11(p) hereto, Borrower has no Parents, Subsidiaries or other Affiliates or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person.

(q)                                 No Defaults.

Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect on Borrower.

(r)                                    Employee Matters.

There are no controversies pending or threatened between Borrower and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect on Borrower, and Borrower is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect on Borrower.

(s)                                  Intellectual Property.

Borrower possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct its business as heretofore conducted by it except to the extent that the failure to possess such items would not have a Material Adverse effect on Borrower.

(t)                                    Environmental Matters.

Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, except for such violations which would not have a Material Adverse Effect, and the operations of the Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder, except for such violations which would not have a Material Adverse Effect. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of the Borrower’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Materials. Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials unless the foregoing could not reasonably be expected to have a Material Adverse Effect on Borrower.

(u)                                 ERISA Matters.

Borrower has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of its properties or assets.

(v)                                 Indenture.

(i) The Liabilities of Borrower to Agent and Lenders, including, without limitation, the Loans, constitutes “Permitted Indebtedness” and “Guarantor Senior Indebtedness”, each under and as defined in the Indenture; (ii) Borrower is a Subsidiary Guarantor under and as defined in the Indenture; and (iii) the Notes under the Indenture are junior and subordinate in right of payment to the prior payment in full in immediately available funds of the Liabilities, including the Loans; (iv) there is no “Designated Senior Indebtedness” under and as defined in the Indenture other than the Liabilities to Agent and Lenders; (v) this Agreement constitutes the “Credit Agreement” under and as defined in the Indenture; (vi) there is no “Senior Indebtedness” under and as defined in the Indenture other than the indebtedness of Holdings under the Amended and Restated Continuing Unconditional Guaranty executed in favor of Agent, for the benefit of Lenders by Holdings and dated of even date herewith (the “Holdings Guaranty”); and (vii) the indebtedness of Holdings to Agent, for the benefit of Lenders under the Holdings Guaranty constitutes “Senior Indebtedness” under the Indenture.

12.  AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower covenants and agrees as follows:

(a)                                  Maintenance of Records.

Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower’s business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A If any such real property is leased, it shall be subject to a landlord’s agreement in favor of Agent on terms acceptable to Agent.

(b)                                 Notices.

Borrower shall:

(i)                                     Locations.   Promptly (but in no event more than ten (10) days after the occurrence thereof) notify Agent of the opening of a new business location that is material to Borrower’s business, the closing of any existing business location that is material to Borrower’s business or, any change in the location of Borrower’s books, records and accounts (or copies thereof), and the opening or closing of any bank account

(ii)                                  Eligible Accounts and Inventory. Promptly upon becoming aware thereof, notify Agent if any Account or Inventory identified by Borrower to Agent as an Eligible Account or Eligible Inventory becomes ineligible for any reason, provided that, unless an Event of Default has and is continuing, Borrower may notify Agent of such event with respect to Eligible Accounts with a face amount of less than $500,000.00 in the aggregate in its ordinary monthly reporting pursuant to subsection 9(a) of this Agreement.

(iii)                               Litigation and Proceedings. Promptly upon becoming aware thereof, notify Agent and each Lender of any actions or proceedings which are pending or threatened against Borrower which might have a Material Adverse Effect on Borrower and of any Commercial Tort Claims of Borrower which may arise, which notice shall constitute Borrower’s authorization to amend Exhibit C to add such Commercial Tort Claim.

(iv)                              Names and Trade Names. Notify Agent within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Agent in writing.

(v)                                 ERISA Matters. Promptly notify Agent of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of the Borrower, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

(vi)                              Environmental Matters. Immediately notify Agent and each Lender upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects Borrower or its business operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials unless, the foregoing could not reasonably be expected to have a Material Adverse Effect on Borrower.

(vii)                           Default; Material Adverse Change. Promptly advise Agent and each Lender of any material adverse change in the business, assets, liabilities, operations or condition, financial or otherwise, of Borrower, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

All of the foregoing notices shall be provided by Borrower to Agent in writing.

(c)                                  Compliance with Laws and Maintenance of Permits.

Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on Borrower and Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect on Borrower.

(d)                                 Inspection and Audits.

Borrower shall permit Agent and Lenders, or any Persons designated by Agent, to call at Borrower’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower’s business as Agent may consider reasonable under the circumstances. Borrower shall furnish to Agent such information relevant to Agent’s and/or any Lender’s rights under this Agreement and the Other Agreements as Agent shall at any time and from time to time reasonably request.

Agent, through its officers, employees or agents shall have the right, at any reasonable time and from time to time, in Agent’s name, to verify the validity, amount or any other matter relating to any of Borrower’s Accounts, by mail, telephone, telecopy, electronic mail or otherwise, provided that prior to the occurrence of an Event of Default, Agent shall conduct such verification in Borrower’s name. Borrower authorizes Agent and Lenders to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of Borrower with Borrower’s independent public accountants. Any such discussions shall be without liability to Agent or any Lender or to Borrower’s independent public accountants. Borrower shall pay to Agent all customary fees and all costs and out-of-pocket expenses incurred by Agent in the exercise of its rights under this subsection 12(d), and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder; provided, that, prior to the occurrence and continuance of an Event of Default, the maximum amount Borrower shall be required to pay Agent with respect to the foregoing shall be Thirty Thousand and No/100 Dollars ($30,000.00) per Fiscal Year of Borrower, plus all costs and out-of-pocket expenses incurred by Agent in the exercise of its rights under this subsection 12(d).

(e)                                  Insurance.

Borrower shall:

(i)                                     Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Agent. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date hereof or as soon thereafter as such policies are issued by the insurer, delivered to Agent, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Agent, showing loss under such insurance policies payable to Agent, for the benefit of Agent and Lenders. Such endorsement, or an independent instrument furnished to Agent, shall provide that the insurance company shall give Agent at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of Agent to recover under such policy of insurance in case of loss or damage. In addition, Borrower shall cause to be executed and delivered to Agent an assignment of proceeds of its business interruption insurance policies. Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Agent as it relates to the Collateral. Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, as such policies relate to the Collateral, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and is continuing, Borrower may make, settle and adjust claims involving less than $5,000,000.00 in the aggregate without Agent’s consent.

(ii)                                  Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to Agent and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof or as soon thereafter as such policies are issued by the insurer, delivered to Agent, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Agent and Lenders as additional insureds thereunder and providing that the insurance company shall give Agent at least thirty (30) days written notice before any such policy shall be altered or canceled.

If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Agent, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Agent deems advisable. Such insurance, if obtained by Agent, may, but need not, protect Borrower’s interests or pay any claim made by or against Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Borrower may be able to obtain on its own and may be cancelled only upon Borrower providing evidence that it has obtained the insurance as required above. All sums disbursed by Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Loans hereunder, shall be payable on demand by Borrower to Agent and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(f)                                    Collateral.

Borrower shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained. Borrower shall permit Agent and Lenders to examine any of the Collateral at any reasonable times and wherever the Collateral may be located and, Borrower shall, immediately upon request therefor by Agent, deliver to Agent any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title. Borrower shall, at the request of Agent, indicate on its records concerning the Collateral a notation, in form satisfactory to Agent, of the security interest of Agent hereunder.

(g)                                 Use of Proceeds.

All monies and other property obtained by Borrower from Agent and Lenders pursuant to this Agreement shall be used solely for business purposes of Borrower.

(h)                                 Taxes.

Borrower shall file all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) a reserve is established on the books of Borrower in such amount as is required under generally accepted accounting principles or the amount so contested is shown on Borrower’s financial statements if such amount is greater than the reserve established on the books of Borrower; and (ii) the contesting of any such payment does not give rise to a lien for taxes other than Permitted Liens. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Agent shall constitute Loans hereunder, shall be payable by Borrower to Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(i)                                     Intellectual Property.

Borrower shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless, the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect on Borrower.

(j)                                     Checking Accounts and Cash Management Services.

Borrower shall maintain its controlled disbursement account with LaSalle Bank. Normal charges shall be assessed thereon in accordance with Schedule 12(j) attached hereto and made a part hereof. Although no compensating balance is required, Borrower must keep monthly balances in order to merit earnings credits which will cover LaSalle Bank’s service charges for demand deposit account activities. In addition, Borrower shall enter into agreements with LaSalle Bank for standard cash management services. Borrower shall be responsible for all normal charges assessed thereon.

(k)                                  Excess Availability.

Borrower shall, at all times maintain Excess Availability of at least $4,000,000.00.

13. NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower agrees as follows:

(a)                                  Guaranties.

Borrower shall not assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business and except for ordinary course indemnity provisions contained in any lease or loan agreement otherwise permitted under this Agreement, indemnities given in connection with the sale of Inventory or other asset dispositions permitted hereunder and guarantees of the indebtedness issued pursuant to the Indenture.

(b)                                 Indebtedness.

Borrower shall not create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that Borrower may (i) borrow money from a Person other than Agent and Lenders on an unsecured and subordinated basis if a subordination agreement in favor of Agent and Lenders and in form and substance satisfactory to Agent and Requisite Lenders is executed and delivered to Agent relative thereto; (ii) maintain its present indebtedness listed on Schedule 11(n) hereto and may refinance such indebtedness so long as the aggregate principal amount of the indebtedness so refinanced shall not be increased and the refinancing shall be on terms and conditions no more restrictive than the terms and conditions of the indebtedness to be refinanced; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures; (v) incur operating lease obligations; and (vi) enter into Interest Rate Swap Obligations, as defined in the Indenture, provided that such Interest Rate Swap Obligations are entered into to protect the Borrower from fluctuations in interest rates on indebtedness incurred to the extent the notional principal amount of such Interest Rate Swap Obligations does not exceed the principal amount of the indebtedness to which such Interest Rate Swap Obligations relate; (vii) incur indebtedness under Currency Agreements, as defined in the Indenture, provided that such Currency Agreements do not increase the indebtedness of Borrower outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; (viii) incur indebtedness to Holdings, for so long as such indebtedness is held by Holdings subject to no lien being held by a Person other than Holdings; (ix) incur additional unsecured indebtedness in an aggregate principal amount not to exceed $40,000,000.00 at any one time outstanding; and (x) so long as no Event of Default shall have occurred and be continuing at the time of or would occur as a consequence of the incurrence of such indebtedness, incur additional indebtedness on an unsecured basis if on the date of the incurrence thereof, after giving effect to the incurrence thereof and the application of the proceeds therefrom, the ratio of Holdings and its Subsidiaries’ EBITDA to Fixed Charges on a pro forma basis, as defined in the Indenture, is greater than 2.0 to 1.0.

(c)                                  Liens.

Borrower shall not grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

(d)                                 Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

Borrower shall not (i) enter into any merger or consolidation (except that Holdings or any Subsidiary which is solvent may merge with Borrower, so long as Borrower is the surviving entity of such merger); (ii) change the state of Borrower’s organization or enter into any transaction which has the effect of changing Borrower’s state of organization; (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business; or (iv) except as otherwise permitted herein, enter into any other transaction outside the ordinary course of Borrower’s business, including, without limitation, acquisition of a Person or substantially all of its assets and any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest; provided that so long as no Event of Default would occur as a result thereof, Borrower may issue shares of stock or other rights to receive or purchase any shares of any class of its stock; provided further, that (x) so long as no Event of Default has occurred and is continuing or would occur as a result thereof, (y) such redemption does not violate any applicable laws, and (z) after giving effect to such redemption, Borrower has Excess Availability of at least $7,000,000.00, Borrower may redeem up to $4,500,000.00 of its Series A Preferred Stock on April 28, 2005, subject to any extensions. Borrower shall not form any Subsidiaries or enter into any joint ventures or partnerships with any other Person unless such Subsidiary, joint venture or partnership executes and delivers to Agent, for the benefit of Agent and Lenders, a Continuing Unconditional Guaranty, Security Agreement, Uniform Commercial Code Financing Statement and such other documents as Agent may reasonably request granting a lien on the same assets of such Person as is described in Section 5 hereof.

(e)                                  Dividends and Distributions.

Borrower shall not declare or pay any dividend or other distribution, in cash on any class of its stock (if Borrower is a corporation), provided, that (i) so long as such dividend is permitted under all applicable laws; and (ii) no Event of Default shall have occurred prior to the time of, or would occur as a result of such dividend, Borrower may (V) pay cash dividends or make other intercompany cash transfers to Holdings in an aggregate amount sufficient to permit Holdings to make interest payments with respect to the Notes under and as defined in the Indenture but only to the extent permitted by the subordination provisions contained in the Indenture; (W) pay cash dividends or make other intercompany cash transfers to Holdings in an amount not to exceed $1,000,000.00 in any Fiscal Year of Holdings; (X) pay cash dividends to Holdings to the extent such proceeds are promptly used by Holdings to make payments in respect of repurchased shares of Holdings common stock from employees provided that such payments are not greater than or equal to $750,000.00 in any year, (Y) pay the regularly scheduled dividends on its Series A Preferred Stock and (Z) pay cash dividends or make other intercompany cash transfers to Holdings to make optional redemptions, repayments and repurchases of the Notes to the extent not prohibited by the Indenture, provided that after giving effect to any such redemption, repayment or repurchase of the Notes, Borrower has Excess Availability of at least $10,000,000.00 during Fiscal Year 2004 and at least $7,000,000.00 during each Fiscal Year thereafter.

(f)                                    Investments; Loans.

Borrower shall not purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States, obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States; nor shall Borrower lend or otherwise advance funds to any Person except for advances made to employees, officers and directors of Borrower in the ordinary course of business for bona fide business purposes, officers and directors for travel and other expenses arising in the ordinary course of business and loans to employees, officers and directors of Borrower in the ordinary course of business for bona fide business purposes not exceeding Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate outstanding for all Persons at any one time and loans described on Schedule 13(f). Notwithstanding the foregoing, Borrower may (i) make loans to employees, officers and directors of Borrower to finance the purchase of the “Qualified Capital Stock”, as defined in the Indenture, not to exceed $500,000.00 at any one time outstanding; (ii) enter into “Currency Agreements”, as defined in the Indenture, and “Interest Rate Swap Obligations”, as defined in the Indenture, entered into in the ordinary course of Borrower’s business and otherwise in compliance with this Agreement; (iii) make investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of such trade creditors or customers; and (iv) make investments as a result of consideration received in connection with a sale of assets permitted hereunder.

(g)                                 Fundamental Changes, Line of Business.

Borrower shall not amend its organizational documents or change its Fiscal Year or enter into a new line of business materially different from Borrower’s current business unless (i) such actions would not have a Material Adverse Effect on the Borrower; (ii) such actions would not affect the obligations of Borrower to Agent under this Agreement and the Other Agreements, (iii) such actions would not affect the interpretation of any of the terms of this Agreement or the Other Agreements and (iv) Agent has received ten (10) days prior written notice of such amendment or change.

(h)                                 Equipment.

Borrower shall not (i) permit any Equipment to become a Fixture to real estate unless such real estate is owned by Borrower and is subject to a mortgage in favor of Agent, or if such real estate is leased, is subject to a landlord’s agreement in favor of Agent on terms acceptable to Agent, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Agent.

(i)                                     Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, Borrower shall not conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate, provided that Borrower may make payments (whether for fees, as compensation for services or otherwise) to (i) New House Capital Management formerly known as Paige Charters, Inc. in an aggregate amount not to exceed $724,730.00 in Fiscal Year 2003, which amount may be increased each Fiscal Year by ten percent (10%) of the prior Fiscal Year’s permitted amount; and (ii) Novamil Corporation under that certain Management Agreement dated April 28, 1995 by and between PPC Acquisitions, Inc. and Novamil Corporation, as in effect as of the date hereof, in an aggregate amount not to exceed $838,249.00 in any Fiscal Year plus any cost of living increases provided for in such Management Agreement.

(j)                                     Settling of Accounts.

Borrower shall not settle or adjust any Account identified by Borrower as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Agent, except for ordinary course discounts, credits or allowances which reduce the availability set forth in Subsection (2)(a) of this Agreement provided, that following the occurrence and during the continuance of an Event of Default, Borrower shall not settle or adjust any Account without the consent of Agent.

14. FINANCIAL COVENANTS.

Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a)                                  Fixed Charge Coverage.

As of the last day of each fiscal quarter ending on the dates set forth below, for the twelve (12) month period ending on such date, commencing September 30, 2004, Borrower shall not permit the ratio of its EBITDA to Fixed Charges to be less than the ratio set forth below:

Date	Ratio

September 30, 2004 through March 31, 2005	1.00 to 1.00

June 30, 2005	1.10 to 1.00

September 30, 2005	1.15 to 1.00

December 31, 2005	1.20 to 1.00

Thereafter, as of the last day of each fiscal quarter, for the twelve (12) month period ending on such date, Borrower shall not permit the ratio of EBITDA to Fixed Charges to be less than 1.25 to 1.0.

(b)                                 Leverage Ratio Coverage.

As of the last day of each fiscal quarter ending on the dates set forth below, for the twelve (12) month period ending on such date, commencing September 30, 2004, Borrower shall not permit the ratio of its aggregate indebtedness for borrowed money (including capitalized leases) to EBITDA to exceed the ratio set forth below:

Date	Ratio

September 30, 2004	4.50 to 1.00

December 31, 2004	4.75 to 1.00

March 31, 2005	4.00 to 1.00

June 3, 2005	3.50 to 1.00

September 30, 2005	3.25 to 1.00

December 31, 2005	3.25 to 1.00

Thereafter, as of the last day of each fiscal quarter, for the twelve (12) month period ending on such date, Borrower shall not permit the ratio of its aggregate indebtedness for borrowed money (including capitalized leases) to EBITDA to exceed 3.00 to 1.00.

15. DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrower hereunder:

(a)                                  Payment.

The failure of any Obligor to pay within five (5) days of when due, declared due, or demanded by Agent, at the request of the Requisite Lenders, any of the Liabilities.

(b)                                 Breach of this Agreement and the Other Agreements.

The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements; provided that any such failure by Borrower under subsections 12(a), 12(b)(i), (iv), (v), (vi), 12(c), 12(h) and 12(i) of this Agreement shall not constitute an Event of Default hereunder until the fifteenth (15th) day following the occurrence thereof.

(c)                                  Breaches of Other Obligations.

The failure of any Obligor to perform, keep or observe (after any applicable notice and cure period) any of the covenants, conditions, promises, agreements or obligations of such Obligor under any other agreement with any Person including, without limitation, LaSalle National Leasing Corporation if such failure could reasonably be expected to have a Material Adverse Effect on such Obligor.

(d)                                 Breach of Representations and Warranties.

The making or furnishing by any Obligor, Agent or any Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and Agent or any Lender, which is untrue or misleading in any material respect as of the date made.

(e)                                  Loss of Collateral.

The loss, theft, damage or destruction of, or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral. Notwithstanding the foregoing, loss, theft, damage or destruction (a “Loss”) of any of the Collateral shall not constitute an Event of Default hereunder if, with respect to Losses involving any Collateral, (i) to the extent that such Losses involve Collateral which is insured, coverage is not denied or excluded by the insurer and Agent is in receipt of all insurance proceeds relative thereto within one hundred eighty (180) days of the occurrence of such Loss; or (ii) to the extent that such Losses involve Collateral which is uninsured or for which coverage is denied or excluded by the insurer or for which Agent does not receive the proceeds within one hundred eighty (180) days of the occurrence of such Loss, such Losses involve Collateral worth less than Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) in the aggregate for all such events during any year of the Original Term or any Renewal Term. With respect to determining the value of the Collateral, such valuation shall be determined by Agent in its Permitted Discretion.

(f)                                    Levy, Seizure or Attachment.

The making by any Person of any levy, seizure or attachment upon any of Borrower’s assets to the extent such assets have an aggregate value in excess of $2,500,000.00 as determined by Agent in its Permitted Discretion.

(g)                                 Bankruptcy or Similar Proceedings.

The commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Agent and Lenders shall continue to make Loans to and issue, or cause to be issued, Letters of Credit on behalf of Borrower during such forty-five (45) day period or, if earlier, until such proceedings are dismissed so long as a financing order in form and substance satisfactory to Agent has been entered by a court having jurisdiction over such proceeding.

(h)                                 Appointment of Receiver.

The appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Agent and Lenders shall continue to make Loans to and issue, or cause to be issued, Letters of Credit on behalf of Borrower during such forty-five (45) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed so long as a financing order in form and substance satisfactory to Agent has been entered by a court having jurisdiction over such proceeding.

(i)                                     Judgment.

The entry of any judgment or orders aggregating in excess of $1,000,000.00 against any Obligor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.

(j)                                     Dissolution of Obligor.

The dissolution of any Obligor which is a partnership, limited liability company, corporation or other entity.

(k)                                  Default or Revocation of Guaranty.

The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Agent or any Lender pursuant to which such Person has guaranteed to Agent and Lenders the payment of all or any of the Liabilities or has granted Agent a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Liabilities.

(1)                                  Criminal Proceedings.

The institution in any court of a criminal proceeding against any Obligor which would have a Material Adverse Effect on such Obligor, or the indictment of any Obligor for any crime other than traffic and boating tickets and misdemeanors not punishable by jail terms.

(m)                               Change of Control.

(i) The failure of Robert E. Milhous and Paul B. Milhous to directly or indirectly own and have voting control of at least Fifty and one-tenth percent (50.1%) in the aggregate of the issued and outstanding voting equity interests of Holdings, (ii) the failure of Holdings to own and have voting control of at least one hundred percent (100%) of the issued and outstanding voting equity interest of Borrower or (iii) a “Change of Control” under and as defined in the Indenture occurs; provided that the merger of Holdings with and into Borrower shall not constitute an Event of Default so long as Borrower is the surviving entity of such merger.

(n)                                 Material Adverse Change.

Any material adverse change in the Collateral, business, assets, liabilities, operations or condition, financial or otherwise of any Obligor, as determined by Requisite Lenders in their sole reasonable judgment or the occurrence of any event which, in Requisite Lenders’ reasonable judgment, could have a Material Adverse Effect.

(o)                                 Indenture Event of Default.

The occurrence of an Event of Default under and as defined in the Indenture or any amendment of said Indenture.

16.                                 REMEDIES UPON AN EVENT OF DEFAULT.

(a)                                  Upon the occurrence and during the continuance of an Event of Default described in subsection 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all Liabilities may, at the option of Requisite Lenders, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(b)                                 Upon the occurrence and during the continuance of an Event of Default, Agent may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement (including, without limitation, the right to decrease the Maximum Loan Limit) or in any of the Other Agreements and all of Agent’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Agent may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrower’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Agent shall have the right to store the same at any of Borrower’s premises without cost to Agent or Lenders. At Agent’s request, Borrower shall, at Borrower’s expense, assemble the Collateral and make it available to Agent at one or more places to be designated by Agent and reasonably convenient to Agent and Borrower. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Agent and Lenders, and agrees that Agent and Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Agent and Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrower is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Agent and Lenders may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Agent of any of the Collateral may be applied by Agent to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Agent toward the payment of such of the Liabilities in accordance with Section 8(c) of this Agreement.

17.                                 CONDITIONS PRECEDENT.

The obligation of Agent and Lenders to fund the Term Loan, to fund the initial Revolving Loan, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

(a)                                  Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a) (the “Closing Document List”) in each case in form and substance reasonably satisfactory to Lender;

(b)                                 Since May 4, 2004, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Obligor, as determined by Agent or Requisite Lenders in their Permitted Discretion;

(c)                                  Agent shall have received payment in full of all fees and expenses payable to it by Borrower or any other Person in connection herewith, on or before disbursement of the initial Loans hereunder;

(d)                                 Agent shall have determined that immediately after giving effect to (A) the making of the initial Loans, including without limitation the Term Loan and the Revolving Loans, if any, requested to be made on the date hereof, (B) the issuance of the initial Letter of Credit, if any, requested to be made on such date, (C) the payment of all fees due upon such date and (D) the payment or reimbursement by Borrower of Agent for all closing costs and expenses incurred in connection with the transactions contemplated hereby, Borrower has Excess Availability of not less than Ten Million and No/100 Dollars ($10,000,000.00); and

(e)                                  The Obligors shall have executed and delivered to Agent all such other documents, instruments and agreements which Agent determines are reasonably necessary to consummate the transactions contemplated hereby, including, without limitation an Amended and Restated Continuing Unconditional Guaranty from Holdings.

18.           SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.

On a weekly basis (or more frequently if requested by Agent (a “Settlement Date”), Agent shall provide each Lender with a statement of the outstanding balance of the Liabilities as of the end of the Business Day immediately preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Loans funded by each Lender (whether made directly by such Lender to Borrower or constituting a settlement by such Lender of a previous Disproportionate Advance made by Agent on behalf of such Lender to Borrower). If such statement discloses that such Lender’s current balance of the Loans as of the Pre-Settlement Determination Date exceeds such Lender’s Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and if such statement discloses that such Lender’s current balance of the Loans as of the Pre-Settlement Determination Date is less than such Lender’s Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to Agent in accordance with Agent’s instructions. In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:

(a)                                  Within one (1) Business Day of receipt thereof by Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Pro Rata Share, subject to any adjustments for any Disproportionate Advances as provided in subsection 2(a)(i), so that Agent shall receive interest on the Disproportion Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;

(b)                                 Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the Letter of Credit fee set as provided in Section 3 (a) hereof shall be paid to each Lender in proportion to its Pro Rata Share; and

(c)                                  Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the unused line fee set forth in subsection 4(c)(i) hereof shall be paid to each Lender in proportion to its Pro Rata Share.

Notwithstanding the foregoing, Agent shall not be obligated to transfer to any Defaulting Lender any payment made by Borrower to Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to Agent as required in this Agreement.

19.                                 AGENT.

(a)                                  Appointment of Agent.

(i)                                     Each Lender hereby designates LaSalle as Agent to act as herein specified. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Other Agreements for the benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees.

(ii)                                  The provisions of this Section 19 are solely for the benefit of Agent and Lenders, and neither Borrower nor any other Obligor shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Obligor.

(b)                                 Nature of Duties of Agent.

Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the Other Agreements. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the Other Agreements a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Other Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the Other Agreements except as expressly set forth herein.

(c)                                  Lack of Reliance on Agent.

(i)                                     Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (A) its own independent investigation of the financial or other condition and affairs of Agent, each Obligor and any other Lender in connection with the taking or not taking of any action in connection herewith and (B) its own appraisal of the creditworthiness of Agent, each Obligor and any other Lender, and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

(ii)                                  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Other Agreements or any notes or the financial or other condition of any Obligor. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Other Agreements, or the financial condition of any Obligor, or the existence or possible existence of any Event of Default.

(d)                                 Certain Rights of Agent.

Agent shall have the right to request instructions from Requisite Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender. If Agent shall request instructions from Requisite Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of Requisite Lenders or all Lenders, as applicable.

(e)                                  Reliance by Agent.

Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the Other Agreements or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for any Obligor with respect to matters concerning any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(f)                                    Indemnification of Agent.

To the extent Agent is not promptly reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Requisite Lenders or all Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this subsection 19(f) shall survive the payment in full of the Liabilities and the termination of this Agreement.

(g)                                 Agent in its Individual Capacity.

With respect to the Loans made by it pursuant hereto, Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders,” “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with Borrower or any Affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

(h)                                 Holders of Notes.

Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefor.

(i)                                     Successor Agent.

(i)                                     Agent may, upon five (5) Business Days’ notice to Lenders and Borrower, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this subsection 19(i)) by giving written notice thereof to Lenders and Borrower. Upon any such resignation, Requisite Lenders shall have the right, upon five (5) days’ notice, to appoint a successor Agent. If no successor Agent shall have been so appointed by Requisite Lenders and accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00).

(ii)                                  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 19 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

(j)                                     Collateral Matters.

(i)                                     Each Lender authorizes and directs Agent to enter into the Other Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Requisite Lenders in accordance with the provisions of this Agreement or the Other Agreements, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Other Agreements which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement and the Other Agreements.

(ii)                                  Agent will not, without the verbal consent of all Lenders, which consent shall (a) be confirmed promptly thereafter in writing and (b) not be unreasonably withheld or delayed, execute any release of Agent’s security interest in any Collateral except for releases relating to dispositions of Collateral (x) permitted by this

Agreement and (y) in connection with the repayment in full of all of the Liabilities by Borrower and the termination of all obligations of Agent and Lenders under this Agreement and the Other Agreements; provided, that with the consent of Requisite Lenders, Agent may release its liens on Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, as determined by Agent, either in a single transaction or series of related transactions, not to exceed twenty percent (20%) of the book value of all Collateral during the Original Term or any Renewal Term. Agent shall not be required to execute any such release on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty. In the event of any sale or transfer of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale or transfer.

(iii)                               Lenders hereby agree that the lien granted to Agent in any property sold or disposed of in accordance with the provisions of the Agreement shall be automatically released; provided, however that Agent’s lien shall attach to and continue for the benefit of Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.

(iv)                              To the extent, pursuant to the provisions of this subsection 19(j), Agent’s execution of a release is required to release its lien upon any sale and transfer of Collateral which is consented to in writing by Requisite Lenders or all Lenders, as applicable, and upon at least five (5) business days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

(v)                                 Agent shall not have any obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or any other Obligor or is cared for, protected or insured or that the liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 19 or in any of the Other Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(vi)                              In the event that any Lender receives any Proceeds of any Collateral by setoff, exercise of any banker’s lien or otherwise, in an amount in excess of such Lender’s Pro Rata Share of such Proceeds, such Lender shall purchase for cash (and other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Liabilities as would be necessary to cause all Lenders to share the amount so set off or otherwise received with each other Lender in accordance with their respective Pro Rata Shares. No Lender shall exercise any right of set off or banker’s lien without the prior written consent of Agent.

(k)                                  Actions with Respect to Defaults.

In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by Requisite Lenders or all Lenders, as applicable, under this Agreement; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Other Agreement or to realize upon any Collateral, unless instructed to do so by Agent.

(l)                                     Delivery of Information.

Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrower or any other Obligor, Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any Other Agreement except (i) as specifically provided in this Agreement or any Other Agreement and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

(m)                               Demand.

Subject to the terms of this Agreement, Agent shall make demand for repayment by Borrower of all Liabilities owing by Borrower hereunder, after the occurrence of an Event of Default, upon the written request of Requisite Lenders. Agent shall make such demand in such manner as it deems appropriate, in its sole discretion, to effectuate the request of the Requisite Lenders. Nothing contained herein shall limit the discretion of Agent to take reserves, to deem certain Accounts and Inventory ineligible, or to exercise any other discretion granted to Agent in this Agreement.

(n)                                 Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any event which, with passage of time or giving of notice, could become an Event of Default, except with respect to Events of Default arising as a result of Borrower’s failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, unless Agent shall have received written notice from a Lender or Borrower describing such Event of Default or event which, with the passage of time or giving of notice, could become an Event of Default, and which identifies such event as a “notice of default”. Upon receipt of any such notice or Agent becoming aware of Borrower’s failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, Agent will notify each Lender of such receipt or event.

(o)                                 Documentation and Syndication Agent.

Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any of the Other Agreements, neither the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities, nor shall the Documentation Agent or Syndication Agent have or be deemed to have any fiduciary relationship with any Lender or Obligor and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the Other Agreements or otherwise exist against the Documentation Agent or Syndication Agent.

20.                                 ASSIGNABILITY.

(a)                                  Borrower shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Agent and all Lenders.

(b)                                 Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.

(c)                                  Each Lender may, with the consent of Agent and, so long as no Event of Default is then continuing, Borrower, which consent shall not be unreasonably withheld, but without the consent of any other Lender, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Other Agreements; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance Agreement in the form attached hereto as Exhibit D (the “Assignment and Acceptance”), and a processing and recordation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to be paid by the assignee, and (ii) no such assignment shall be for less than Five Million and No/100 Dollars ($5,000,000.00).  Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 23 of this Agreement which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d)                                 By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the Other Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the Other Agreements, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any other Obligor or the performance or observance by Borrower or any other Obligor of its obligations under this Agreement and the Other Agreements, (iii) such assignee confirms that it has received a copy of this Agreement and the Other Agreements, together with copies of the financial statements referred to in Section 9 of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e)                                  Agent shall maintain at its address referred to in Section 24 of the Agreement a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Revolving Loan Commitment and Term Loan Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrower, Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)                                    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to Agent in exchange for the surrendered promissory note or notes, a new promissory note or notes to the order of the assignee in amounts equal to such assignee’s commitments and outstanding Loans hereunder and, if the assigning Lender has retained a portion of the Loans, a new promissory note or notes to the order of the assigning Lender in an amount equal to the remaining commitments and outstanding loans hereunder of such assigning Lender under the terms of this Agreement. Such new promissory note or notes shall re-evidence the indebtedness outstanding under the old promissory note or notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory note or notes subject to such assignment.

(g)                                 Each Lender may sell participations (without the consent of Agent, Borrower or any other Lender) to one or more parties, in or to all (or a portion) of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitment, Term Loan Commitment or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement.

(h)                                 Each Lender agrees that, without the prior written consent of Borrower and Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or other Liabilities under the securities laws of the United States of America or of any jurisdiction.

(i)                                     In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding Borrower.

21.                                 AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement or any of the Other Agreements, nor consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by Requisite Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Revolving Loan Commitments, Term Loan Commitments of Lenders or subject Lenders to any additional obligations to extend credit to Borrower, (ii) reduce the principal of, or interest on, the Loans (other than as expressly permitted herein) or any fees hereunder, (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Loan or any fees hereunder, (iv) change the Pro Rata Shares of Lenders, or any minimum requirement necessary for Lenders or Requisite Lenders to take any action hereunder, (v) amend or waive this Section 21, or change the definition of Requisite Lenders, Revolving Loan Limit, Maximum Revolving Loan Limit or Applicable Margin, (vi) reduce the Excess Availability requirement in subsection 12(k) or subsection 13(e)(z) or (vii) except in connection with the financing, refinancing, sale or other disposition of any asset of Borrower permitted under this Agreement (or to the extent Requisite Lender approval only is required with any such release pursuant to subsection 19(j) hereof), release or subordinate any liens in favor of Agent, for the benefit of Agent and Lenders, on any of the Collateral and provided further, that no amendment, waiver or consent affecting the rights or duties of Agent under this Agreement or any Other Agreement shall in any event be effective, unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, (a) for purposes of voting or consenting to matters with respect to this Agreement and the Other Agreements, a Defaulting Lender shall not be considered a Lender and such Defaulting Lender’s Revolving Loan Commitment, Term Loan Commitment, shall each be deemed to be $0 until such Defaulting Lender makes the payments required in this Agreement and (b) the consent of Borrower shall not be required for any amendment, modification or waiver of the provisions of this Section 21.

In the event that any consent, waiver or amendment requiring the agreement of all Lenders as set forth above is agreed to by the Requisite Lenders, but not all Lenders, Agent may, in its sole discretion, cause any non-consenting Lender to assign its rights and obligations under this Agreement and the Other Agreements to one or more new Lenders or existing Lenders in the manner and according to the terms set forth in Section 20 of this Agreement; provided, that (i) no Lender may be required to assign its rights and obligations to a new Lender because such lender is unwilling to increase its own loan commitments, (ii) such new Lender must be willing to consent to the proposed amendment, waiver or consent and (iii) in connection with such assignment the new Lender pays the assigning Lender an amount equal to the Liabilities owing to such assigning Lender, including all principal, accrued and unpaid interest and accrued and an unpaid fees to the date of assignment. Such assignment shall occur within thirty (30) days of notice by Agent to such non-consenting Lender of Agent’s intent to cause such non-consenting Lender to assign its interests hereunder.

22.  NONLIABILITY OF AGENT AND LENDERS.

The relationship between Borrower, Agent and Lenders shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibilities to Borrower.  Neither Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

23.  INDEMNIFICATION.

Borrower agrees to defend (with counsel reasonably satisfactory to Agent), protect, indemnify and hold harmless Agent and each Lender, each affiliate or subsidiary of Agent and each Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this Section 23 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

24.  NOTICE.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Agent shall be sent to it at 135 South LaSalle Street, Chicago, Illinois 60603-4105, attention: Mitchell Tarvid, facsimile number: (312) 904-6450, in the case of a Lender shall be sent to it at the address set forth below its name on the signature page hereto or in the Assignment and Acceptance Agreement and in the case of Borrower shall be sent to it at its principal place of business set forth on Exhibit A hereto to the attention of the Chief Financial Officer or as otherwise directed by Borrower in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

25.  CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

This Agreement and the Other Agreements are submitted by Borrower to Agent and Lenders for their acceptance or rejection at Agent’s principal place of business as an offer by Borrower to borrow monies from Agent and Lenders now and from time to time hereafter, and shall not be binding upon Agent or any Lender or become effective until accepted by Agent and Lenders, in writing, at said place of business. If so accepted by Agent and Lenders, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT,

VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. Agent shall provide a copy of such process to the law firm of Quarles & Brady LLP, Attention: Andrew M. Barnes, Esq. by mail at the address of 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4497 or by facsimile transmission at facsimile number (414) 978-8990. Notwithstanding anything to the contrary contained herein, failure of Agent to provide a copy of such process shall not impair Agent’s or any Lenders’ rights hereunder.

26.  HEADINGS OF SUBDIVISIONS.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

27.  POWER OF ATTORNEY.

Borrower acknowledges and agrees that its appointment of Agent as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

28.  CONFIDENTIALITY.

Borrower, Agent and each Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to Borrower which is (i) furnished by Borrower to Agent or any Lender (or to any affiliate of Agent or any Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Agent and such Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to Borrower may be distributed by such party to such party’s directors, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, to Agent and any other Lender and upon the order of a court or other governmental agency having jurisdiction over Agent or such Lender or such affiliate, to any other party. In addition such information and other credit information may be distributed by Agent or any Lender to potential participants or assignees of any portion of the Liabilities, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein. Borrower, Agent and each Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, Borrower hereby consents to Agent publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

29.  COUNTERPARTS.

This Agreement, any of the Other Agreements and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

30.  ELECTRONIC SUBMISSIONS.

Upon not less than sixty (60) days’ prior written notice (the “Approved Electronic Form Notice”), Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Agent in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Agent, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Agent (which approval has not been revoked or modified by Agent) and sent to Borrower in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

31.  EFFECT OF AMENDMENT AND RESTATEMENT.

Upon the date of this Agreement, the Original Agreement (and, except as otherwise set forth in the following proviso, all obligations and rights of any party thereunder), shall be amended and restated by this Agreement; provided, however, that the obligation to repay the loans and advances arising under the Original Agreement shall continue in full force and effect and the liens and security interests securing payment thereof shall be continuing but shall now be governed by the terms of this Agreement and the Other Agreements.  No action or inaction by LaSalle prior to the date of this Agreement shall be deemed to have established a course of conduct between the parties hereto. All rights and obligations of Borrower, Agent and any Lender shall be solely as set forth in this Agreement and the Other Agreements.

32.  OTHER WAIVERS.

i.                                          IN NO EVENT SHALL AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

ii.                                       Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

iii.                                    Borrower hereby waives the benefit of any law that would otherwise restrict or limit Agent or any Lender or any affiliate of Agent or any Lender in the exercise of its right, after the occurrence and during the continuance of an Event of Default, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Agent or any Lender or such affiliate of Agent or any Lender to Borrower, including, without limitation any Deposit Account at Agent or any Lender or such affiliate.

iv.                                   EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL, PROVIDED THAT IN THE EVENT THAT AGENT SEEKS TO ENFORCE ITS RIGHTS HEREUNDER BY JUDICIAL PROCESS OR SELF HELP, AGENT SHALL PROVIDE BORROWER WITH SUCH NOTICES AS ARE REQUIRED BY LAW.

v.                                      Agent’s and/or Lenders’ failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or any Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Agent or any Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Agent and/or Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of Agent, Requisite Lenders or all Lenders, as required herein, and directed to Borrower specifying such suspension or waiver.

33.  DESIGNATED SENIOR INDEBTEDNESS.

The Liabilities under this Agreement and the Other Agreements constitutes “Designated Senior Indebtedness” under and as defined in the Indenture.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PERRY JUDD’S INCORPORATED	LASALLE BUSINESS CREDIT, LLC as Agent and a Lender

By
Title
By
and	Title

Address:
By
Title

Revolving Loan Commitment: $21,818,182.00 Term Loan Commitment: $14,181,818.00

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By
Title

Address:

One South Wacker Suite 2980 Chicago, Illinois 60606

Revolving Loan Commitment: $9,090,909.00 Term Loan Commitment: $5,909,091.00

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

By
Title

Address:

Ten South LaSalle Street Chicago, Illinois 60603

Revolving Loan Commitment: $9,090,909.00 Term Loan Commitment: $5,909,091.00

EXHIBIT A — BUSINESS AND COLLATERAL LOCATIONS

Attached to and made a part of that certain Loan and Security Agreement of even date herewith among PERRY JUDD’S INCORPORATED (“Borrower”) and LASALLE BUSINESS CREDIT, LLC, as Agent and all Lenders from time to time a party hereto.

A.                                   Borrower’s business locations (please indicate which location is the principal place of business and at which locations originals and all copies of Borrower’s books, records and accounts are kept).

1.                                       575 West Madison Street
Waterloo, Wisconsin 53594-0097
[principal place of business/leased location]

B.                                     Other locations of Collateral (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes of Borrower. Please indicate the relationship of such location to Borrower (i.e. public warehouse, processor, etc.).

1.                                       1300 Sauk Avenue
Baraboo, Wisconsin
[leased location]

2.                                       161 North Jackson Street
Waterloo, Wisconsin
[leased location]

3.                                       275 South Jackson Street
Waterloo, Wisconsin
[leased location]

4.                                       200 South Jackson Street
Waterloo, Wisconsin
[leased location]

5.                                       207 South Jackson Street
Waterloo, Wisconsin
[leased location]

6.                                       One Shenandoah Valley Drive
Strasburg, Virginia 22657
[leased location]

7.                                       377 Industrial Park
Mount Jackson, Virginia
[leased location]

8.                                       520 Second Avenue East
Spencer, Iowa 51301
[owned property – Agent will not have a mortgage]

9.                                       P.O. Box 97
Waterloo, Wisconsin 53594-0097

10.                                 P.O. Box 530
Spencer, Iowa 51301

C.                                     Bank Accounts of Borrower (other than those at LaSalle Bank):

Bank (with address)		Account Number	Type of Account

1.	Farmers & Merchants State Bank, Waterloo, Wisconsin	114-155	Checking Account

2.	Baraboo National Bank, Baraboo, Wisconsin	101124358	Checking Account

3.	Bank of America, Spencer, Iowa	550158200133	Checking Account

4.	First Virginia Bank, Strasburg, Virginia	22152288	Checking Account

EXHIBIT B – COMPLIANCE CERTIFICATE

Attached to and made a part of that certain Loan and Security Agreement, as it may be amended in accordance with its terms from time to time, including all exhibits attached thereto (the “Agreement”) of even date herewith among PERRY JUDD’S INCORPORATED (“Borrower”), LASALLE BUSINESS CREDIT, LLC as agent (“Agent”) and each lender from time to time a party thereto (“Lenders”).

This Certificate is submitted pursuant to subsection 9(c) of the Agreement.

The undersigned hereby certifies to Agent and Lenders that as of the date of this Certificate:

1.                                       The undersigned is the                                       of Borrower.

2.                                       There exists no event or circumstance which is or which with the passage of time, the giving of notice, or both would constitute an Event of Default, as that term is defined in the Agreement, or, if such an event or circumstance exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrower has taken or proposes to take with respect thereto.

3.                                       No material adverse change in the condition, financial or otherwise, business, property, or results of operations of Borrower has occurred since [date of last Compliance Certificate/last financial statements delivered prior to closing], or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that Borrower has taken or proposes to take with respect thereto.

4.                                       Borrower is in compliance with the representations, warranties and covenants in the Agreement, or, if Borrower is not in compliance with any representations, warranties or covenants in the Agreement, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrower has taken or proposes to take with respect thereto.

5.                                       The financial statements of Borrower being concurrently delivered herewith have been prepared in accordance with generally accepted accounting principles consistently applied and there have been no material changes in accounting policies or financial reporting practices of Borrower since [date of the last Compliance Certificate/date of last financial statements delivered prior to closing] or, if any such change has occurred, such changes are set forth in a writing attached hereto.

6.                                       Attached hereto is a true and correct calculation of the financial covenants contained in the Agreement.

PERRY JUDD’S INCORPORATED

By
Its

EXHIBIT C – COMMERCIAL TORT CLAIMS

None

EXHIBIT D – FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance (the “Assignment and Acceptance”) is executed as of                ,        , between                             (“Assignee”) and                                            (“Assignor”).

WITNESSETH:

WHEREAS, Assignor is party to an Amended and Restated Loan and Security Agreement dated as of August 10, 2004 (as amended from time to time, the “Loan Agreement”) among LaSalle Business Credit, LLC, as agent and a lender, all other lenders from time to time a party to the Loan Agreement, and Perry Judd’s Incorporated (“Borrower”).

WHEREAS, Assignor has agreed to assign a portion of its loans and other financial accommodations to Borrower pursuant to the Loan Agreement to Assignee and Assignee has agreed to accept such assignment;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Defined Terms

Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Assignment and Assumption

Assignor hereby assigns to Assignee, without recourse, representation or warranty (other than as expressly provided herein), and Assignee hereby assumes, all of Assignor’s right, title and interest arising under the Loan Agreement and the Other Agreements with respect to a portion of the outstanding Loans to Borrower equal to Assignee’s Pro Rata Share (as set forth under Assignee’s signature hereto) of the outstanding Loans to Borrower; provided, that Assignee’s obligations to Assignor, Borrower or any Lender are strictly limited to those obligations under the Loan Agreement unless otherwise explicitly provided for herein. Upon the Assignment Effective Date (as defined below), Assignee’s Revolving Loan Commitment, outstanding Term Loan balance and Pro Rata Share shall be as set forth below Assignee’s signature hereto. After giving effect to the assignment hereunder, Assignor’s remaining Revolving Loan Commitment, outstanding Term Loan balance and Pro Rata Share shall be as set forth below Assignor’s signature hereto.

Payments on Assignment Effective Date

In consideration of the assignment by Assignor to Assignee pursuant to this Assignment and Acceptance, Assignee agrees to pay to Assignor on or prior to the Assignment Effective Date an amount specified by Assignor in writing on or prior to the Assignment Effective Date which represents Assignee’s Pro Rata Share of the Loans to Borrower and outstanding on the Assignment Effective Date.

Effectiveness

This Assignment and Acceptance shall become effective upon the full execution and delivery of this Assignment and Acceptance (the “Assignment Effective Date”).

Representations and Warranties

a.               Each of Assignor and Assignee represents and warrants to the other party as follows:

i.                                                                                          it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment and Acceptance;

ii.                                                                                       the making and performance by it of this Assignment and Acceptance and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other law or regulation applicable to it;

iii.                                                                                    this Assignment and Acceptance has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general equity principles; and

iv.                                                                                   all approvals, authorizations, or other actions by, or filing with, any governmental authority necessary for the validity or enforceability of its obligations under this Assignment and Acceptance have been obtained.

v.                                                                                      Assignor represents and warrants to Assignee that Assignee’s Pro Rata Share of the Maximum Loan Limit and the outstanding Loans being assigned hereunder are not subject to any liens or security interests created by or known to Assignor.

Miscellaneous

(a)                                  Assignor shall not be responsible to Assignee for the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of the Loan Agreement, the Other Agreements or any of the agreements, documents or instruments executed and/or delivered in connection therewith (collectively, the “Loan Documents”) or for any representations, warranties, recitals or statements made therein or in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents made or furnished or made available by Assignor to Assignee or by or on behalf of Borrower or any other person obligated under the Loan Documents (collectively, the “Credit Parties”) to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby. Except as otherwise set forth in the Loan Agreement, Assignor shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any default (matured or unmatured) under the Loan Documents.

b.              Assignee represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the making of the Loans and the assignment by Assignor to Assignee hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties. Assignor shall have no duty or responsibility (except as expressly provided in the Loan Agreement) either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter and shall further have no responsibility with respect to the accuracy of, or the completeness of, any information provided to Assignee, whether by Assignor or by or on behalf of any Credit Party.

c.               Assignee (x) agrees that it will perform all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender and (y) represents that it is either (i) a corporation organized under the laws of the United States or a state thereof or (ii) entitled to complete exemption from United States withholding tax imposed on or with respect to any payments to be made to it pursuant to the Loan Agreement.

d.              ANY DISPUTE BETWEEN ASSIGNOR AND ASSIGNEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

e.               No term or provision of this Assignment and Acceptance may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Assignment and Acceptance.

f.                 This Assignment and Acceptance may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

g.              All payments hereunder or in connection herewith shall be made in U.S. dollars and in immediately available funds, payable to the account of Assignor at its office as designated in the Loan Agreement.

h.              This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither of the parties hereto may assign or transfer any of its rights or obligations under this Assignment and Acceptance without the prior consent of the other party. The preceding sentence shall not limit the right of Assignee to assign all or part of its Pro Rata Share of the Maximum Loan Limit and any outstanding Loans assigned under this Assignment and Acceptance in the manner contemplated by the Loan Agreement.

i.                  All representations and warranties made herein and indemnities provided for herein shall survive the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Acceptance as the date first above written.

,
as Assignor

By
Its

Pro Rata Share: %
Revolving Loan Commitment: $
Outstanding Term Loan balance $

,
as Assignee

By
Its

Pro Rata Share: %
Revolving Loan Commitment: $
Outstanding Term Loan balance $

SCHEDULE 1 — PERMITTED LIENS

Debtor:	Perry Judd’s Incorporated
Secured Party:	General Electric Capital Corporation
File Number:	22288748
Filed:	09/11/2002
Jurisdiction:	S/S Delaware
Collateral:	Specific Equipment

Debtor:	Perry Judd’s Incorporated
Secured Party:	General Electric Capital Corporation
File Number:	30190010
Filed:	01/06/2003
Jurisdiction:	S/S Delaware
Collateral:	Specific Equipment

Debtor:	Perry Judd’s Incorporated
Secured Party:	TCF Leasing Inc dba TCF Express Leasing
File Number:	30223183
Filed:	01/08/2003
Jurisdiction:	S/S Delaware
Collateral:	Specific Equipment (leased)

Debtor:	Perry Judd’s Incorporated
Secured Party:	Fleet Capital Corporation
File Number:	31750101
Filed:	06/02/2003
Jurisdiction:	S/S Delaware
Collateral:	Specific Equipment

Debtor:	Perry Judd’s Incorporated
Secured Party:	General Electric Capital Corporation
File Number:	33124214
Filed:	11/26/2003
Jurisdiction:	S/S Delaware
Collateral:	Specific Equipment (leased)

Debtor:	Perry Judd’s Incorporated
Secured Party:	General Electric Capital Corporation
File Number:	40227431
Filed:	01/27/2004
Jurisdiction:	S/S Delaware
Collateral:	Specific Equipment

Debtor:	Perry Judd’s Inc.
Secured Party:	NMHG Financial Services, Inc.
File Number:	40267106
Filed:	02/02/2004
Jurisdiction:	S/S Delaware
Collateral:	Specific Equipment (leased)

Debtor:	Perry Judd’s Incorporated
Secured Party:	CIT Communications Finance Corporation
File Number:	40624769
Filed:	03/04/2004
Jurisdiction:	S/S Delaware
Collateral:	Specific Equipment (leased)

Debtor:	Perry Judd’s Incorporated
Secured Party:	Siemens Financial Services, Inc.
File Number:	40907354
Filed:	03/31/2004
Jurisdiction:	S/S Delaware
Collateral:	In lieu filing – to include filing numbers: 018678 (included in previous search 2002) and 0001127825

Debtor:	Perry Judd’s Incorporated
Secured Party:	Transamerica Equipment Financial Services Corporation
File Number:	02023656
Filed:	01/05/2001
Jurisdiction:	S/S Wisconsin
Collateral:	Specific Equipment

Debtor:	Perry Judd’s Incorporated
Secured Party:	American Medical Association
File Number:	02800189067
Filed:	07/03/2000
Jurisdiction:	S/S Wisconsin
Collateral:	[ ]

Debtor:	Perry Judd’s Incorporated
Secured Party:	Sun Chemical Corporation
File Number:	030012385322
Filed:	07/25/2003
Jurisdiction:	S/S Wisconsin
Collateral:	Specific Equipment

Debtor:	Perry Judds
Secured Party:	Kodak Polychrome Graphics LLC
File Number:	030007940121
Filed:	05/12/2003
Jurisdiction:	S/S Wisconsin
Collateral:	Specific Equipment

Debtor:	Perry Judds Inc.
Secured Party:	Kodak Polychrome Graphics LLC
File Number:	030005668530
Filed:	04/07/2003
Jurisdiction:	S/S Wisconsin
Collateral:	Specific Equipment

Debtor:	Perry Judds Inc.
Secured Party:	Kodak Polychrome Graphics LLC
File Number:	030003331616
Filed:	02/27/2003
Jurisdiction:	S/S Wisconsin
Collateral:	Specific Equipment

Debtor:	Perry Judds Baraboo Div
Secured Party:	Sun Chemical Corporation
File Number:	020016693833
Filed:	09/16/2002
Jurisdiction:	S/S Wisconsin
Collateral:	Consigned Inventory

Debtor:	Perry Judd’s Incorporated
Secured Party:	Kodak Polychrome Graphics LLC
File Number:	020014795228
Filed:	08/09/2002
Jurisdiction:	S/S Wisconsin
Collateral:	Specific Equipment

Debtor:	Perry Judd’s Incorporated
Secured Party:	Kodak Polychrome Graphics LLC
File Number:	020014259223
Filed:	07/31/2002
Jurisdiction:	S/S Wisconsin
Collateral:	Specific Equipment

Debtor:	Perry Judd’s Incorporated
Secured Party:	De Lage Financial Services, Inc.
File Number:	030605 7018
Filed:	06/05/2003
Jurisdiction:	S/S Virginia
Collateral:	Specific Equipment

Debtor:	Perry Judds
Secured Party:	Kodak Polychrome Graphics LLC
File Number:	030625 7261
Filed:	06/25/2003
Jurisdiction:	S/S Virginia
Collateral:	Specific Equipment

Debtor:	Perry Judd’s Incorporated
Secured Party:	Wisconsin Power and Light Company
File Number:	839636
Filed:	05/24/2004
Jurisdiction:	Sauk County, Wisconsin
Collateral:	Specific Equipment

Debtor:	Perry Judd’s Incorporated
Secured Party:	General Electric Capital Corporation
File Number:	02000047
Filed:	09/12/2002
Jurisdiction:	Shenandoah County, Virginia
Collateral:	Specific Equipment

Debtor:	Perry Judd’s Incorporated
Secured Party:	General Electric Capital Corporation
File Number:	04000002
Filed:	1/28/2004
Jurisdiction:	Shenandoah County, Virginia
Collateral:	Specific Equipment

SCHEDULE 5(a) — EXCLUDED EQUIPMENT

1.                                       One (1) new Heidelberg Web Systems model Pacesetter 1000 saddle binding system as described on contract dated 01/13/99, CSO# S00899.

2.                                       One (1) New Sheridan Systems Saddle Stitching System Serial Number: CS95159, Model Number SP1000

3.                                       Heidelberg Finishing Systems
SP 1000 Stitcher
Vin/Serial No.: BC2100

SCHEDULE 11(g) – LITIGATION

None

SCHEDULE 11(i) – AFFILIATE TRANSACTIONS

None

SCHEDULE 11(j) – NAMES & TRADE NAMES

Perry Judd’s Incorporated (Borrower/Legal Name)

SCHEDULE 11(n) – INDEBTEDNESS

(i)       $50,221,000 under the Indenture

(ii)      Indebtedness to LaSalle National Leasing Corporation

SCHEDULE 11(p) – PARENT, SUBSIDIARIES AND AFFILIATES

Perry Judd’s Holdings, Inc. (Parent)

SCHEDULE 12(j) – CHARGES REGARDING CHECKING ACCOUNTS

See Attached

SCHEDULE 13(f) – LOANS BY BORROWER

None

SCHEDULE 17(a) – CLOSING DOCUMENT CHECKLIST

1.                                       Amended and Restated Loan and Security Agreement (including Exhibits and Schedules)

2.                                       $21,818,182.00 Amended and Restated Revolving Note for Loans in favor of LaSalle

3.                                       $14,181,818.00 Term Note for Loans in favor of LaSalle

4.                                       $ 9,090,909.00 Revolving Note for Loans in favor of PNC Bank

5.                                       $5,909,091.00 Term Note for Loans in favor of PNC Bank

6.                                       $ 9,090,909.00 Revolving Note for Loans in favor of CIT

7.                                       $5,909,091.00 Term Note for Loans in favor of CIT

8.                                       UCC financing statements showing Borrower as debtor filed with each of the following offices:

State	Office	Includes Fixtures

Delaware	S/S Delaware	N/A
Delaware (Amendment)	S/S Delaware	N/A
Wisconsin (5)	Jefferson Cty	Yes
Virginia (2)	Shenandoah Cty	Yes
Iowa	Clay Cty	Yes

9.                                       Items relating to insurance:

a.                                       Insurance policy(ies)

b.                                      Lender Insurance Letter to Agent

c.                                       Assignment of Business Interruption Insurance Policy

d.                                      Certificate(s) of Insurance with respect to property and liability insurance, showing Agent as certificate holder, lenders loss payee and additional insured, as applicable, and with lenders loss payable clause in favor of Agent

e.                                       Letter from insurance agent indicating Agent’s status as sole loss payee with respect to the property insurance policy, sole assignee with respect to the business interruption insurance policy

10.                                 Secretary’s Certificate as to Certificate of Incorporation and By-Laws as each may be amended, Incumbency of Officers and Stockholders

11.                                 Corporate Resolutions

12.                                 Controlled Disbursement Services Agreement

13.                                 Collateral Report Authorization Letter

14.                                 Authorization to Disburse Loan Proceeds

15.                                 Amended and Restated Continuing Unconditional Guaranty(ies) with Rider A-Special Provisions and Certificate of Secretary Relating to Minutes of a Special Meeting of the Board of Directors and Shareholders Regarding Adoption of Guaranty:

a.               Perry Judd’s Holdings, Inc.

16.                                 Landlord’s Agreement/Notice from each of the following:

(a)          Print (WI) QRS 12-40, Inc. with respect to the properties located at 575 West Madison Street, Waterloo, Wisconsin 53594-0097, 1300 Sauk Avenue, Baraboo, Wisconsin, 275 South Jackson Street, Waterloo, Wisconsin, 200 South Jackson Street, Waterloo, Wisconsin and 207 South Jackson Street, Waterloo, Wisconsin

17.                                 Attorney’s Opinion Letter

18.                                 Master Letter of Credit Agreement

19.                                 Accountant’s Reliance Letter from Accountant [best efforts basis]

20.                                 Accountant’s Reliance Letter from Agent

21.                                 Monthly Loan Request Form

22.                                 Wire Transfer Security Procedures Telephone

23.                                 Waiver Agreement

24.                                 On-Site Visit Worksheet